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! NOTE: The following document is the Company's annual report to shareholders!
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<Front Cover of Annual Report>

Encore Computer Corporation
1994 Annual Report to Shareholders

Chairman's Letter
(To be added prior to printing)

Table of Contents



     Selected Financial Data                                         x

     Management's Discussion and Analysis of Financial
     Conditions and Results of Operations                            x

     Consolidated Statements of Operations                          1x

     Consolidated Balance Sheets                                    1x

     Consolidated Statements of Cash Flows                          1x

     Consolidated Statements of Shareholders'
         Equity (Capital Deficiency)                                1x

     Notes to Consolidated Financial Statements                     xx

     Report of Independent Accountants                              xx

     Shareholder Information                                        3x

     Officers and Directors                                         3x

Selected Financial Data
(in thousands except
  per share data)
                                              Pro Forma ------------for the year ended December 31-------
                                                1994(2)     1994    1993   1992       1991       1990
                                               -------   ------- ------- --------   --------   --------
Net sales                                      $76,550   $76,550  $93,532 $130,893   $153,302   $215,206
Operating loss                                 (50,848)  (50,848) (62,085) (22,544)   (54,938)    (8,341)
Loss before
 extraordinary items                           (54,556)  (54,556) (69,565) (32,522)   (65,388)   (30,147)
Net loss                                       (54,556)  (54,556) (69,565) (32,522)   (65,388)   (29,646)
Loss per common share
 before extraordinary items                      (1.68)    (1.68)  (2.01)   (.98)     (1.87)      (.86)
Net loss per common share (1)                    (1.68)    (1.68)  (2.01)   (.98)     (1.87)      (.84)
Weighted average shares of
  common stock outstanding (1)                  40,755     40,755  39,273  37,899      36,466    35,249
Working capital                                 15,938     20,237   3,499  14,270      16,014    40,916
Total assets                                    98,762     98,762  84,070 105,686     121,186   162,180
Long term debt                                  39,249     89,249 112,919  66,413     106,588   140,666
Redeemable preferred stock                         -          -      -      -           4,246        -
Shareholders' equity
  (capital deficiency)                          23,661   (22,040  (66,560)    508     (42,137)   (23,693)


(1) See Notes A and J of the Notes to Consolidated Financial Statements for information on the calculation of net loss per share. During 1994, the Company paid preferred stock dividends of $13,986,600 in additional shares of the appropriate class of preferred stock. During 1993 preferred stock dividends on the Series B and Series D preferred stock of $9,184,700 were accumulated by the Company and subsequently paid during 1994 in additional shares of preferred stock. During 1992, preferred stock dividends on the Series B and Series D preferred stock of $4,471,400 were paid with additional shares of the appropriate class of preferred stock.

(2) As discussed in Note L of the Notes to Consolidated Financial Statements, the Company and Gould Electronics Inc. completed a recapitalization of the Company subsequent to the Balance Sheet date. The column headed Pro Forma 1994 shows the Selected Financial Data on a Pro Forma basis as if the recapitalization had been done at December 31, 1994.



Selected Fiscal Year 1994 and 1993 Quarterly Financial Data
(in thousands except  per share data;  unaudited)

Fiscal Year  1994                    Quarter 1     Quarter 2 Quarter 3  Quarter 4     1994
- --------------------                 ---------     --------- ---------  ---------   --------
Net Sales                            $ 19,489       $22,336   $16,558    $18,167    $76,550
Gross Profit                            7,220         6,236     6,198     (4,011)    15,643
Net loss before extraordinary item     (8,904)      (10,949)  (10,761)   (23,942)   (54,556)
Net loss (a)                           (8,904)      (10,949)  (10,761)   (23,942)   (54,556)
Net loss per share before
extraordinary item                       (.28)         (.36)     (.36)      (.68)     (1.68)
Net loss per common share                (.28)         (.36)     (.36)      (.68)     (1.68)


Fiscal Year  1993                   Quarter 1     Quarter 2   Quarter 3  Quarter 4     1993
- --------------------                 ---------     ---------  ---------  ---------   --------
Net Sales                             $28,419       $22,341   $21,431  $21,341     $93,532
Gross Profit                           10,381         5,436     7,337    4,547      27,701
Net loss before extraordinary item     (8,345)      (25,982)  (10,903) (24,335)    (69,565)
Net loss (a)                           (8,345)      (25,982)  (10,903) (24,335)    (69,565)
Net loss per share before
 extraordinary item                      (.27)         (.73)     (.33)   (.68)       (2.01)
Net loss per common share                (.27)         (.73)     (.33)   (.68)       (2.01)

(a) Quarter 4, 1993 and Quarter 2, 1993 include restructuring charges of $10,422,000 and $12,843,000, respectively.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Overview

Encore Computer Corporation ("Encore" or the "Company") was founded in May 1983 and was in the development stage until October 1986. During this period, the Company was primarily involved in the research, development and marketing of UNIX-based computers and terminal servers. In 1989, Encore significantly increased its size and worldwide marketing presence when it acquired substantially all of the assets of the Computer Systems Division of Gould Electronics Inc. (the "Computer Systems Business"). This was a significantly larger business which for over twenty-five years provided real-time computer systems solutions to the simulation, range and telemetry, and energy marketplaces.

During the late 1980s, product demand in the computer marketplace began to migrate from more traditional proprietary computing technologies towards an open systems technology. The Company anticipated this market trend and subsequent to the acquisition of the Computer Systems Business targeted its research and development efforts towards programs to develop a new generation of open system computers. Since the beginning of 1992, the Company has spent approximately $76,000,000 in research and development activities. This has resulted in the current availability of a family of open system computers and storage systems targeted toward demanding, time critical applications in both the general purpose computing and real-time marketplaces. The most recent of these offerings include (i) the Infinity 90(TRADEMARK), an open system alternative mainframe computer, available since the second half of 1992, (ii) the Infinity R/T(TRADEMARK), a real-time version of the Infinity 90, released for volume shipments in the second half of 1993 and (iii) the Infinity SP(TRADEMARK) storage processor which began early production shipments in 1994 .

The general opinion of industry analysts is that future computer solutions will be based on open systems and standards. The Company's open systems products designed to meet these requirements have been favorably reviewed by certain market research firms. However, this market is still in its infancy. Many data processing users are only now beginning to define their strategies for implementation of open systems technology. Accordingly, demand for the Company's open systems products has been weaker than anticipated. Sales of such new products have been insufficient to offset declines in older, established products which have reached the end of their competitive life cycle. Total net sales have decreased from $130,893,000 in 1992 to $76,550,000 in 1994 and as a result the Company has incurred significant net losses in all years reported.

Addressing the declining revenue base and resultant lower gross margin dollars, management has taken aggressive actions throughout this period to restructure the organization to levels more consistent with the declining size of the Company. These actions have included reducing the workforce to levels required to support the business, eliminating organizational redundancies and consolidating certain facilities to eliminate unneeded capacity. In connection with the restructuring activities, the Company has also recognized the non-recoverability of certain capitalized software products and the impairment in value of certain other long lived assets, including goodwill. As a result of the actions taken, the Company has recorded restructuring charges of $28,513,000 over the three year period. The Company's future success will be based on the success of its research and development activities. Accordingly, the Company will continue to invest heavily in research and development. In future periods, research and development spending as a percentage of net sales will remain high in comparison to industry averages. The Company believes that this will allow it to provide early availability of leading-edge computer technology which could position the Company favorably as the marketplace continues to mature.

With the net losses incurred in the three years ended December 31, 1994, the Company has not generated sufficient levels of cash flow to fund its operations and cumulatively has used cash in operating and investing activities of $157,463,000. The principal source of financing has been provided by Japan Energy Corporation ("Japan Energy") and certain of its wholly owned subsidiaries (collectively known as the "Japan Energy Group"). As discussed in more detail below and in Note L of Notes to Consolidated Financial Statements, as of March 17,1995 the
Company and the Japan Energy Group completed an exchange of indebtedness for Series F Cumulative Convertible Preferred Stock ("Series F"). As part of this transaction, Gould Electronics Inc. ("Gould"), a wholly owned subsidiary of Japan Energy agreed, among other things, to exchange $50,000,000 of indebtedness owed to it by the Company for Series F with a liquidation preference of $50,000,000. Additionally, Gould agreed to: (i) provide an additional $25,000,000 borrowing capacity by raising the limit of the Company's loan agreement to $80,000,000, (ii) extend the loan's maturity until April 16, 1996 and (iii) waive compliance with the financial covenants of the agreement until January 1, 1996.

Should the Company continue to incur significant losses, it will be difficult to operate as a going concern without the continued financial support of the Japan Energy Group. Until the Company returns to a sustained state of profitability, it will not be able to secure sufficient financing from other sources. Accordingly, should the Japan Energy Group withdraw its financial support prior to the time the Company returns to profitability, the Company will experience a severe liquidity crisis and have difficulties settling its liabilities in the normal course of business. Management believes the current availability of new technology products, such as the Infinity 90 and Infinity SP, could improve the Company's revenue stream and related profitability. However until such time, the Company will continue to adjust spending to levels consistent with expected business conditions.


Comparison of Calendar 1994, 1993 and 1992.

Net sales for 1994 were $76,550,000 compared to net sales for 1993 and 1992 of $93,532,000 and $130,893,000, respectively. The
1994 revenue decline is due to both lower equipment and service sales. In 1994, equipment sales decreased to $38,412,000 from $43,622,000 and $67,840,000 in 1993 and 1992, respectively.
Service  revenues  for  1994, 1993, and  1992  were  $38,138,000,
$49,910,000 and $63,053,000, respectively. In general as discussed below, the principal service sales declines since 1992 are due to lower equipment sales volumes.

Despite the availability of new technology products such as the Infinity SP, the Infinity 90 and Infinity R/T and continued enhancements to the other traditional product lines, 1994 equipment sales decreased from prior years. This decline is due in large part to the fact that (i) certain of the Company's real-time products have reached the end of their life cycles and are increasingly less competitive in today's marketplace and (ii) acceptance of the Company's new open systems technology products in the information systems marketplace has been slower than anticipated.

Prior to 1992 the Company's principal product offerings were proprietary architectures whose core technology was developed in the early 1980s. Although product enhancements were made, over time these older products have lost some of their technological edge. Accordingly, the Company has been increasingly less competitive selling into new, long-term programs in its traditional real-time markets. As a result, such product revenues have declined significantly. Replacement products based on open systems technology have been available from the Company since 1991, however, demand in the real-time markets for initial versions of the replacement products was disappointing. Accordingly, since 1991 the Company has experienced significant average annual declines of approximately 26% in its real-time equipment sales. To improve its market acceptance, the Company recently released additional, new versions of the Infinity R/T based on the Digital Equipment Corporation's Alpha AXP 21064 RISC processor for volume shipments. These versions appear to be more favorably received by customers and during the second half of 1994, the Company began delivery of the product.

The Company has targeted the information processing market as a strategic growth market. Since 1991 Encore has developed a series of open system products targeted at this market culminating in the availability of the Infinity 90. However, the open systems computer market is still in its infancy. Data processing users are now beginning to adopt this technology but the migration of a data processing operation to an open systems technology is generally viewed as a complex and expensive process. To minimize the perceived risks associated with this migration, early adapters have often selected larger, more established companies as their computer hardware provider. Accordingly, while its products and technology have received favorable reviews by certain market research firms, Encore has had difficulty penetrating the marketplace.

Reflective of the Company's declining system sales and continued price competitiveness in the marketplace, service revenues have declined from the prior years by 24% and 21% in 1994 and 1993, respectively. However, as a percentage of total net sales, service revenues have increased from 48% in 1992 to 50% in 1994. Most of the Company's installed equipment base remains in use for several years after installation and customers generally elect to purchase maintenance contracts for their system while it is in service. Accordingly, the rate of decline in service revenues has lagged that of equipment revenues and since 1992 service revenues have become an increasingly larger portion of the Company's sales mix.

The decline in net sales has occurred in both the domestic and international markets. International sales in 1994, 1993 and 1992 were $33,937,000, $41,371,000 and $65,209,000 or 44%, 44%, and 50%, respectively of total net sales. Sales achieved in 1994 represent an average annual decline of 28% from 1992. The principal decreases in international sales in all years have occurred in Western Europe. The European markets have been adversely affected by the same factors as the overall business discussed above. In light of the downturn in international operations, management has taken various actions including those discussed below to reduce expenses to levels more consistent with expected future business levels. In 1993 and 1992 decreasing international margins caused by the declining revenue were not fully offset by the lower operating expenses. As displayed in Note K of Notes to Consolidated Financial Statements, international operations incurred operating losses in those years. In 1994, international operations returned to profitability as the full benefit of the cost reduction actions were realized. The financial results of international operations are not expected to improve further until such time as product demand increases significantly.

During  the  three  years  ended December  31,  1994,  no  single customer accounted for more than 10% of the Company's annual sales. However, sales to various U.S. government agencies have represented approximately 32%, 37% and 29% of net sales in 1994, 1993 and 1992, respectively. The Company recognizes that reductions in current levels of U.S. government agency spending on computers and computer related services could adversely affect its traditional sources of revenue. To mitigate any potential risk, plans are in place to strategically expand into non-traditional, high growth markets with the Infinity 90 and
Infinity SP Family of products. The high speed processing capabilities of these products combined with the architecture's scalability, make the products well suited for applications traditionally thought to be the sole domain of mainframe computers and proprietary subsystems. Among the markets being targeted by the Company are the decision support system/commercial parallel processing markets and data storage markets where high speed performance is a critical factor.

One example of this effort is the execution of a five year Reseller Agreement between the Company and Amdahl Corporation ("Amdahl Agreement") which allows Amdahl the right to distribute the Company's Infinity SP under the Amdahl brand. The agreement provides Amdahl with the exclusive marketing and distribution rights to the product in exchange for purchase commitments of specified volumes, except for sales to the U.S. government agencies, system integrators responding to government agency bid requests, pre-existing Encore distributors and in Japan, China, and Malaysia, where Encore retains the right to market the products on a non-exclusive basis. The Amdahl Agreement as amended establishes procurement schedules, which if certain product requirements are met, could require Amdahl to purchase a significant amount of products from Encore. However, since entering into the agreement certain significant contractual issues have arisen. These issues, discussed in detail in the following paragraphs and Note I of Notes to Consolidated Financial Statements, have resulted in a slower than anticipated ramp-up of deliveries to Amdahl.

In the second and third quarters of 1994, the Company and Amdahl agreed to begin product deliveries under the terms of the Amdahl Agreement. After delivery of the initial shipments of Infinity SP's and related spares, Amdahl informed the Company of its decision to postpone further deliveries until Amdahl's testing confirmed that the product included all the performance, features and functionality it believed were required under the terms of the Amdahl Agreement. In addition, Amdahl has refused to pay for the products delivered to it in 1994. These actions have resulted in a significant delay in the realization of product revenues and significant unplanned increases in inventory levels, and is largely responsible for the deterioration of operating cash flows. The Company believes the products delivered to Amdahl conformed fully with the terms of the Agreement. The Company has had continuing discussions with Amdahl requesting payment of all past due invoices and the resumption of deliveries under the terms of the Amdahl Agreement. Amdahl has filed suit in the Delaware Chancery Court seeking to prevent Encore from terminating the Agreement ( see Item 3 "Legal Proceedings"). Because of the current uncertainties surrounding the outcome of the discussions between the companies, management has considered it prudent to establish certain reserves at December 31, 1994 by charging cost of goods sold including (i) an allowance of $3,300,000 against past due Amdahl trade receivables of $6,100,000 and (ii) an adjustment of $5,600,000 against the $22,300,000 carrying value of Infinity SP inventory.

Previously, no one customer has represented a significant portion of the Company's total business. However, should Amdahl purchase Infinity SP products in the quantities to which they committed in the Amdahl Agreement, they could become a significant portion of Encore's future revenues. The Company recognizes that certain business risks can exist whenever one company becomes a significant portion of another's total business. To limit its exposure to such possible future risk, the Company will continue to seek out additional strategic distribution partnerships with other companies for all of its products as allowed under the terms of its existing customer agreements; including the agreement with Amdahl.

In connection with the Company's sales to United States Government agencies, certain government agencies, such as the Department of Defense, are precluded from awarding contracts which require access to classified information to foreign owned or controlled companies. The principal source of both debt and equity financing for the Company has been through Japan Energy (a Japanese corporation) and certain of its wholly owned subsidiaries. Aware of U.S. government limitations on the ability of certain agencies to do classified business with foreign owned or controlled companies, Encore and the Japan Energy Group have proactively worked to comply with all U.S. government requirements. In this connection, the Japan Energy Group has agreed to accept certain terms and conditions relating to its equity securities in the Company, including limitations on the voting rights of its shares, limitations on the number of seats it may have on the board of directors and certain restrictions on the conversion of its preferred shares into common stock. In connection with the recapitalizations discussed in more detail below and in Notes G, J, and L of the Notes to Consolidated Financial Statements, the Company requested the United States Defense Investigative Service ("DIS") to review the relationship between the Company, Japan Energy, and Japan Energy's wholly owned subsidiaries, Gould and EFI International Ltd. ("EFI"), under the United States Government requirements relating to foreign ownership, control or influence. DIS has indicated that it has no objection to the relationship.

Encore is committed to complying with all U.S. government requirements regarding foreign ownership and control of U.S.
companies. At this time, the Company is unaware of any circumstances that would adversely affect the opinions previously issued by DIS. However, should DIS change its opinion of the nature of Japan Energy's influence or control on the Company, a significant portion of the Company's future revenues realized through U.S. government agencies could be jeopardized.

To improve demand for its products, the Company continues to actively leverage and enhance the core technology of its open system products. One such result of this effort is the recent availability of the Infinity SP storage processor. Utilizing the technology of the Infinity 90, the Infinity SP offers a new, cost effective, high performance approach to traditional applications in the high growth data storage markets. Additionally, Encore continues to seek out strategic distribution partners whose industry presence, expertise and sales channels will allow it to more efficiently bring the Company's leading edge open system product offerings to market .

Total cost of sales decreased in 1994 to $60,907,000 from $65,831,000 in 1993 and $79,040,000 in 1992. The decrease in all years reported was due generally to lower sales volumes and lower spending resulting from the restructuring of manufacturing and customer service operations during the three year period. Since the beginning of 1992, manufacturing and customer service headcount have been reduced by 50%, certain customer service field operations have been closed or scaled down, and all manufacturing operations have been consolidated in Melbourne, Florida. In 1994 lower costs realized as a result of lower sales volumes and lower spending levels were partially offset by fourth quarter charges of $3,300,000 establishing an allowance against past due Amdahl accounts receivable and an adjustment of $5,600,000 against the $22,300,000 carrying value of Infinity SP inventory of built for delivery to Amdahl. An additional discussion of the facts and circumstances surrounding this charge is included in Note I of Notes to Consolidated Financial Statements under the caption Concentrations of Credit Risk.

Gross  margins on equipment sales in 1994 were $3,360,000  (8.7%)
compared to 1993 gross margins of $14,041,000 (32.2%) and $33,557,000 (49.5%) in 1992.

The decrease in 1994 equipment gross margins of $10,681,000 is due principally to: (i) the one time charge reserving $3,300,000 of Amdahl accounts receivable discussed above, (ii) lower margins of $2,290,000 on lower equipment sales, (iii) lower margins of $2,941,000 due to a shift in sales mix towards lower margin products, (iv) increased obsolescence costs of $1,799,000 inclusive of the one time $5,600,000 adjustment of Infinity SP inventory as discussed above and, (v) miscellaneous other cost increases of $351,000. The decrease in 1993 equipment gross margins of $19,516,000 is due principally to: (i) lower margins of $12,500,000 on lower equipment sales, (ii) lower margins of $2,200,000 due to price erosion, (iii) increased inventory obsolescence charges of $3,280,000 in connection with the Company's continued migration to its newer open systems product offerings and, (iv) non-recurring engineering charges and other miscellaneous cost increases of $1,536,000.

1994 service gross margin was $12,283,000 (32.2%), a decrease of $1,377,000 from 1993. The lower margin is due to lower revenues of $11,772,000 which were mostly offset by lower operating costs achieved through restructuring actions taken during both 1993 and 1992. Among the most significant of these actions occurred during the fourth quarter of 1993 when the Company entered into an agreement with Halifax Corporation ("Halifax"). The agreement, which took full effect during the three month period ended April 3, 1994, provides for Halifax to supply a large portion of the manpower necessary to service equipment under domestic maintenance contracts with the Company. Accordingly, service operations was able to significantly reduce its workforce during both the fourth quarter of 1993 and the first quarter of 1994. As a result, during 1994 labor, benefits and employee related expenses and supplies decreased by $9,119,000 from the prior year. Additionally, during 1994 management continued its consolidation of marginally profitable field offices resulting in lower rent expense of $796,000. Among the principal cost reductions achieved in 1993 were lower employee costs of approximately $5,500,000 due to reduced headcount, lower field office rental costs of approximately $1,200,000 as marginally profitable field locations were consolidated or closed and other miscellaneous cost reductions of $1,807,000.

Service business profitability continues to be unfavorably affected by the Company's declining computer equipment sales, competitive pricing pressures, declining defense spending which has resulted in some maintenance program cancellations, and the termination of certain other service contracts as older installed systems are being decommissioned by their users. Since 1990 approximately 25% of each year's existing service contracts have not been renewed with the Company.

Management has implemented various plans over the three year period ended December 31, 1994 to minimize the effect of declining equipment and service sales on gross margins. These actions have included reductions in workforce, the closing and consolidation of unprofitable field operations and the outsourcing of certain business functions as done in the Halifax agreement discussed above. In future periods, management will continue to assess the levels of spending in relation to the forecasted size of the business and will, when necessary, make appropriate adjustments.

During 1994, research and development expenses increased by $7,008,000 to $30,339,000 (39.6% of net sales). The increase is due principally to the acceleration of efforts to finalize the development of certain new product offerings including the Infinity SP product line. Among the significant expense increases during 1994 are: (i) higher labor, benefits and employee related expenses of $2,999,000, as both the permanent and temporary research and development workforce increased, (ii) increased development material and supplies expenses of
$1,597,000 in support of the finalization of new product prototypes, (iii) higher software and consulting expenses of $1,139,000 associated with the development of the Infinity SP, and (iv) other miscellaneous cost increases of $1,273,000. 1993 research and development expenses were $23,331,000 (24.9% of net sales) or an increase of $998,000 from 1992. The increase in spending is due to efforts in the fourth quarter of 1993 to accelerate the availability of new products then scheduled for release in the first half of 1994. As a result of both lower net sales and higher expense levels, research and development expenses as a percentage of net sales in 1994 increased to 39.6% from 24.9% and 17.1% in 1993 and 1992, respectively. Over the three year period, management has elected to increase expenditures on those strategic product offerings necessary to the future growth of the business while significantly reducing the level of investment in areas outside the Company's principal focus. To effectively compete in its market niches, the Company must continue to invest aggressively in research and development activities. While the aggregate amount invested by the Company in research and development may not decrease significantly during the next several quarters, it is expected that as sales increase research and development spending as a percentage of net sales will return to lower levels.

Sales, general and administrative ("SG&A") expenses in 1994 were $36,152,000 compared to $42,499,000 and $45,156,000 in 1993 and
1992, respectively. In 1994, SG&A expenses decreased in part due to lower commissions on the year's lower sales but also due to management's actions taken to minimize headcount, close or consolidate marginally profitable field offices and to more effectively focus its advertising programs. In this regard, commissions decreased by $512,000, labor, benefits and other employee related expenses decreased $5,125,000 as headcount decreased by approximately 20% from 1993, advertising spending declined by $900,000 and rent expenses decreased $786,000. These reductions were partially offset by increased consulting expenses of $644,000, related in part to the introduction of the Infinity SP, and other miscellaneous increases of $332,000. SG&A expenses decreased by $2,657,000 in 1993 when compared to 1992 due primarily to (i) the effect of prior restructuring actions taken by the Company, including lower labor on a reduced 1993 workforce and (ii) lower sales commissions due to lower 1993 revenues. These savings were partially offset by a non-recurring non-cash charge to compensation expense of $788,000 made in connection with the extension of the expiration date of certain stock options made during the Company's fourth fiscal quarter. A more complete discussion of this transaction is included in Note J of Notes to the Consolidated Financial Statements. As a percentage of net sales, SG&A expenses were 47.2%, 45.4% and 34.5% in 1994, 1993, and 1992, respectively. The increase as a percentage of sales reflects the fact that reductions in SG&A spending have been more than offset by declines in net sales. This is partially due to the time delay in reducing certain fixed costs. In the future, sales, general and administrative costs should begin to return to lower levels as a percentage of net sales.

In 1993 and 1992, the Company took actions to restructure its operations to levels consistent with the then expected levels of future revenues. As discussed in Note F to Consolidated Financial Statements, 1993 and 1992 operating expenses include restructuring charges of $23,265,000 and $5,248,000, respectively.

During the second and fourth quarters of 1993 management evaluated its then latest financial forecasts of the business. In light of lower than previously expected sales volumes, management initiated actions to restructure its operations including the reduction of its workforce to levels consistent with planned future sales and the reassessment of carrying values of certain long lived assets including property and equipment and goodwill. In June 1993, the Company reduced its workforce by approximately 10% with significant reductions made in manufacturing, customer services and international sales operations and then in the fourth quarter of 1993 approved plans to further reduce the European workforce by 20% and U.S. headcount by approximately 8%. Because of the reduced field sales and service workforce, actions were also taken to eliminate the resulting excess field office space by closing those offices which were underutilized.

Because of the decline in traditional real-time product line profits, the Company evaluated its investment in the property and equipment employed to support future real-time product sales. As a result of the analysis, management recognized the permanent impairment in value of certain of these assets by writing off their carrying values.

Finally, in light of the continuing revenue decline and the erosion of the earnings premium of the real-time business which the Company acquired from Gould in 1989, management determined any excess value associated with the acquired business was fully amortized. In this regard, the Company wrote off the remaining carrying value of goodwill which it had originally recorded in connection with the 1989 acquisition.

The 1992 restructuring charge includes severance and outplacement costs associated with a 9% reduction in the workforce, the write-off of certain capitalized software assets relating to the on-going transition of the Company's UNIX-based product lines, and certain costs to be incurred related to the closure of certain sales and service offices. $1,250,000 of this charge reflects non-cash charges to operations and as a result of the 1992 restructuring, annual operating expenses were reduced by approximately $6,000,000.

The  Company recognized goodwill in recording the acquisition  of the Computer Systems Business which represented the excess of acquisition cost over the fair value of assets acquired. During 1991 management determined the future earnings power associated with certain portions of the acquired Computer Systems Business had diminished significantly. Accordingly, in the fourth quarter of 1991, the Company wrote down the carrying value of goodwill from $12,979,000 to $4,979,000 by charging operations. The carrying value of goodwill after the write-down was equivalent to the estimated remaining earnings premium associated with the Computer Systems Business. During 1992 in light of the declining base of acquired business, management increased the rate of amortization of goodwill so that by the end of 1994 any excess value associated with the Computer Systems Business would be fully amortized. However, because of the continued decline in the acquired business during 1993, the remaining carrying value of goodwill ($2,628,000) was written off by charging operations.

Interest expense decreased to $3,363,000 in 1994 from $6,380,000 in 1993 and $7,425,000 in 1992. During each year reported, Encore completed a series of refinancing agreements with Japan Energy, Gould and EFI as discussed in more detail below and in Notes G and J of Notes to Consolidated Financial Statements. As a result of the various refinancings in the three year reporting period, the Company's annual interest expense was reduced by approximately $13,000,000 through the conversion of debt with a face value of $180,000,000 into the Company's preferred stock.

Interest income decreased in 1994 by $6,000 to $128,000 compared to $134,000 and $263,000 in 1993 and 1992, respectively due primarily to lower interest rates.

Other expense decreased by $850,000 from 1993's other expense of $780,000 and other expense in 1992 of $2,077,000 due principally to lower foreign exchange losses.

Income taxes provided in 1994, 1993, and 1992 relate to taxes payable by foreign subsidiaries (see Note H of the Notes to Consolidated Financial Statements).

Liquidity and Capital Resources

Because of operating losses incurred for the three years ending December 31, 1994, the Company has been unable to generate cash from operating activities. In 1994, 1993, and 1992, the Company used cash in operating activities of $64,409,000, $36,415,000 and $15,307,000, respectively.

From 1993 to 1994, cash used in operating activities increased by $27,994,000. While 1994's net loss (net of non-cash items) decreased from the prior year by $331,000 to $43,707,000, the Company significantly increased its investment in accounts receivable and inventories as a result of the acceleration of activity under the Amdahl Agreement. In this connection, accounts receivable increased by $3,014,000. Inventories increased by $9,795,000 due principally to increased Infinity SP finished goods built for sale to Amdahl and only partially offset by reductions made in loaned equipment and other product line inventory levels. In addition to the increases associated with the start-up of the Amdahl Agreement, at December 31, 1994 accounts payable and accrued expenses were $9,048,000 lower than the prior year as: (i) the Company settled $6,048,000 of restructuring costs during the current year which were accrued at December 31, 1993, (ii) accrued salaries and benefits decreased by $694,000 due to a lower worldwide workforce at December 31, 1994 and, (iii) other miscellaneous accrued expenses decreased by $2,306,000. Finally, the Company realized other miscellaneous working capital increases of $1,182,000.

Cash used in operating activities in 1993 increased by $21,108,000 from 1992 to $36,415,000. A higher 1993 net loss
(net of non-cash items) of $44,038,000 compared to 1992's $12,161,000 was partially offset by reductions of $7,638,000 made in working capital at December 31, 1993. During 1993 accounts receivable decreased by $11,857,000 due in large part to the year's lower net sales. Such improvement was offset by increased inventories of $2,031,000 and $2,188,000 of other working capital increases.

Expenditures for property and equipment during 1994, 1993 and 1992 were $13,089,000, $11,780,000 and $10,119,000, respectively. Expenditures for capitalized software during 1994, 1993, and 1992 were $2,467,000, $2,142,000 and $2,365,000, respectively. As of December 31, 1994, there were no material commitments for capital expenditures.

The Company used cash in operating and investing activities during 1994, 1993 and 1992 of $79,745,000, $50,277,000 and
$27,441,000, respectively. These cash outflows were principally offset by cash provided through financing activities of $78,496,000, $49,007,000 and $24,327,000 in 1994, 1993, and 1992,
respectively. The principal source of financing has been through various agreements provided by the Japan Energy Group.

As discussed in more detail in Notes G, J and L of Notes to Consolidated Financial Statements, since 1989 Gould has provided the Company with its revolving credit facility. Additionally, during the three years ended December 31, 1994 the Company and the Japan Energy Group have entered into a series of financing transactions involving the cancellation of $190,000,000 of indebtedness owed by the Company to the Japan Energy Group in exchange for the issuance of various classes of the Company's Preferred Stock to the Japan Energy Group.

During the next twelve months and until such time in the future as the Company returns to a state of continued profitability, it will have to fund its operating activities through further financing activities. The Company believes the amounts currently available under its credit agreement with Gould should be sufficient to meet such needs through December 31, 1995. Until and beyond that time, should the Japan Energy Group withdraw its financial support before the Company returns to profitability by either failing to renew existing debt agreements as they expire or failing to provide additional credit to the Company as needed, the Company anticipates it will not be able to secure financing from other sources. In such a case, the Company will suffer a severe liquidity crisis and it will have difficulties settling its liabilities in the normal course of business.

The majority of the year end cash on hand of $2,517,000 was at various international subsidiaries. With minor exceptions, all cash is freely remittable to the United States.

ENCORE COMPUTER CORPORATION
Consolidated Statements of Operations
(in thousands except per share data)

                                                                Year Ended:
                                                 December 31,   December 31,  December 31,
                                                       1994          1993          1992
                                                   ---------       --------    ---------
Net sales:
     Equipment                                  $     38,412    $   43,622  $     67,840
     Service                                          38,138        49,910        63,053
                                                   ---------       --------  -----------
          Total                                       76,550        93,532       130,893

Costs and expenses:

     Cost of equipment sales                          35,052        29,581        34,283
     Cost of service sales                            25,855        36,250        44,757
     Research and development                         30,339        23,331        22,333
     Sales, general and administrative                36,152        42,499        45,156
     Amortization of goodwill                           -              691         1,660
     Restructuring costs                                -           23,265         5,248
                                                    ---------      --------     ---------
          Total                                       127,398      155,617       153,437
                                                    ---------     --------     ---------

Operating loss                                        (50,848)     (62,085)      (22,544)

     Interest expense, principally
      related parties                                  (3,363)      (6,380)        (7,425)
     Interest income                                      128          134            263
     Other expense, net                                    70         (780)        (2,077)
                                                    ---------      --------     ---------
Loss before income taxes                              (54,013)     (69,111)       (31,783)

Provision for income taxes (Note H)                       543          454            739
                                                      ---------   ---------     ---------
Net loss                                        $     (54,556)  $  (69,565)    $ (32,522)
                                                    ==========    =========     =========

Net loss per common share (Note A):

Net loss attributable to common
     shareholders                                  $   (68,543) $ (78,750)     $   (36,993)
                                                     ==========  =========     ===========
Loss per common share                              $     (1.68) $   (2.01)     $   (0.98)
                                                     ==========  =========     ============
Weighted average shares
     of common stock                                    40,755     39,273           37,899
                                                    ==========   =========     ===========


The accompanying notes are an integral part of the consolidated financial statements.

ENCORE COMPUTER CORPORATION
Consolidated Balance Sheets

(in thousands except share data)


                                           (UNAUDITED)
                                             PROFORMA


                                           December 31,    December 31,     December 31,
                                                1994          1994              1993
                                             --------       --------        --------
                                           (See Note L)
ASSETS


Current assets:

 Cash and cash equivalents (Note A)       $     2,517       $  2,517      $    3,751
 Accounts receivable, less allowances
  of $5,017 in 1994 and $2,150 in 1993         19,855         19,855          16,555
 Inventories (Notes A and B)                   27,555         27,555          17,764
 Prepaid expenses and other
  current assets (Note C)                       1,863          1,863           3,047
                                             --------        --------        --------
      Total current assets                     51,790         51,790          41,117


 Property and equipment, net
   (Notes A and D)                             40,921         40,921          37,603
 Capitalized software, net
   (Notes A and E)                              5,139          5,139           4,403
 Other assets                                     912            912             947
                                             --------        --------       --------
      Total assets                       $     98,762     $   98,762       $  84,070
                                             =========      =========      =========

LIABILITIES AND SHAREHOLDERS'
  EQUITY (CAPITAL DEFICIENCY)

Current liabilities:

 Current portion of long term
  debt-related parties (Note G)          $       -       $      -       $      -
 Current portion of long term
  debt-other (Note G)                            195          195              197
 Accounts payable and accrued
  liabilities (Notes F and G)                 35,657       31,358           37,421
                                             --------     --------         --------
 Total current liabilities                    35,852       31,553           37,618


 Long term debt - related
  parties (Note G)                            38,421       88,421          111,924
 Long term debt - other (Note G)                 828          828              995
 Other liabilities (Note G)                       -             -               93
                                            --------       --------      --------
   Total liabilities                          75,101      120,802          150,630
                                            --------      --------        --------


Commitments and contingencies
 (Note I)



Shareholders' equity (capital
  deficiency) (Note J and L) :

  Preferred stock, $.01 par value;
   authorized 10,000,000 shares:
    Series A Convertible Participating
     Preferred, issued 73,641 shares
     in 1993 and 1992                              1            1                1
   6% Cumulative Series B
     Convertible Preferred, issued
      666,453 and 591,625 in 1994 and
     1993, respectively with an
     aggregate liquidation preference of
     $66,645 and $59,162 in 1994 and
     1993, respectively                            7            7                6
   6% Cumulative Series D Convertible
    Preferred, issued 1,019,787 and
    905,283 shares in 1994 and 1993,
    respectively with an aggregate
    liquidation preference of $101,978
    and $90,528 in 1994 and 1993,
    respectively                                  10           10                9
   6% Cumulative Series E Convertible
    Preferred, issued 1,042,381 in 1994
    with an aggregate liquidation preference
    of $104,238                                   10           10               -
   6% Cumulative Series F Convertible
    Preferred, issued 500,000 in 1995 with
    an aggregate liquidation preference
    of $50,000                                      5           -               -
 Common stock, $.01 par value;
  authorized 150,000,000 shares; issued
  34,076,124 and 32,726,391 in 1994 and
  1993, respectively                              341          341              327
 Additional paid-in capital                   352,697      307,001          207,951
 Accumulated deficit                         (329,410)    (329,410)        (274,854)
                                              --------     --------        --------
    Total shareholders' equity
     (capital deficiency)                      23,661      (22,040)         (66,560)
                                             --------     --------         --------
    Total liabilities and shareholders'
     equity (capital deficiency)          $    98,762      $98,762       $    84,070
                                            =========    =========         =========

The accompanying notes are an integral part of the consolidated financial statements.

ENCORE COMPUTER CORPORATION

Consolidated Statements of Cash Flows
(in thousands)


                                                                             Year Ended:
                                                         December 31,        December 31,           December 31,
                                                             1994               1993                  1992
                                                            ------            --------              --------
Cash flows used in operating activities:


 Net loss                                                   $(54,556)     $     (69,565)       $      (32,522)
 Adjustments to arrive at net cash used in
    operating activities:

    Depreciation and amortization                            10,850             12,320                16,092
    Write off of property and equipment                           -             10,543                 1,004
    Write off of intangible assets                                -              2,628                 1,248
    (Gain)Loss on sale of fixed assets                           (1)                36                   451
    Amortization of debt discount                                 -                 -                  1,566
 Net changes in operating assets and liabilities:


   Accounts receivable                                       (3,014)             11,857                 4,787
   Inventories                                               (9,795)             (2,031)               (1,172)
   Other current assets                                       1,217              (1,575)                1,613
   Other assets                                                  31                 176                   144
   Accounts payable and accrued liabilities                  (9,048)              1,182                (6,941)
   Other liabilities                                            (93)             (1,986)               (1,577)
                                                              ------            --------             ---------
 Cash used in operating activities                          (64,409)            (36,415)              (15,307)
                                                              ------            --------             --------
Cash flows used in investing activities:


   Additions to property and equipment                       (13,089)             (11,780)             (10,119)
   Cash proceeds from sale of property and equipment             220                   60                  350
      Capitalization of software costs                        (2,467)              (2,142)              (2,365)
                                                              ------             --------            --------
 Cash used in investing activities                           (15,336)             (13,862)             (12,134)
                                                              ------             --------            --------
Cash flows from financing activities:


  Net borrowings under revolving loan agreements              76,497               46,724              23,930
  Principal payments of long term debt                          (169)                (214)               (631)
  Issuance of preferred stock                                      2                   -                   -
  Dividends paid on Preferred Stock                               (4)                  -                   -
      Issuance of common stock                                 2,170               2,497                1,028
                                                              ------             --------            --------
 Cash provided by financing activities                        78,496              49,007               24,327
                                                              ------             --------             --------
Effect of exchange rate changes on cash                           15                 215                1,843

Decrease in cash and cash equivalents                         (1,234)             (1,055)              (1,271)

Cash and cash equivalents, beginning                           3,751               4,806                6,077
                                                              ------           --------             --------
Cash and cash equivalents, ending                            $ 2,517        $      3,751         $      4,806
                                                            ========           =========             ========


The accompanying notes are an integral part of the consolidated financial statements.

ENCORE COMPUTER CORPORATION
Consolidated Statements of Cash Flows


Supplemental disclosure of cash flow information (in thousands):


                                                  1994       1993    1992
                                                -------  --------    -----
 Cash paid during the period for interest      $  2,162   $ 8,648 $  5,233
 Cash paid during the period for income taxes       -         912      365




Supplemental schedule of non-cash investing and financing activities:



   A. On September 10, 1992, the Company exchanged indebtedness and redeemable preferred stock for, among other things, preferred stock. Refer to Note G of Notes to Consolidated Financial
Statements.




   B. Accretion of the discount on Series C redeemable preferred stock for the year ended December 31, 1992 was $721,000.

   C.      Effective March 31, 1992, the Company's existing
$50,000,000
revolving credit facility was converted to a term loan. Refer to Note G of Notes to Consolidated Financial Statements.

   D.      On February 4, 1994, the Company exchanged
$100,000,000 of
indebtedness for shares of the Company's Series E Convertible
Preferred Stock.  Refer to Note J of Notes to Consolidated
Financial
Statements.

The accompanying notes are an integral part of the consolidatedfinancial statements.

ENCORE COMPUTER CORPORATION
Condensed Statements of Shareholders' Equity (Capital Deficiency)
(in thousands except share data)



                                                     -----------------------Preferred Stock---------------------------
                                                       Series A        Series B               Series D          Series E
                                                              Par           Par                   Par              Par
                                                 Shares     Value   Shares  Value      Shares    Value   Shares  Value
                                                 ------    ------  -------  -----      -------  ------   ------  -------
Balance January 1, 1992                          73,641       $ 1  552,194  $ 6           -      $ -         -      $ -

Common stock options exercised,
 $.63 to $1.63 per share

Shares issued through employee stock
 purchase plan at an average price
 of $.86 per share

Dividends issued to Preferred Stockholders
 in shares of Series B                                              39,431     -

Adjustment of estimated transaction costs relating to Gould 1991 capital transaction

Issuance of Series D Convertible
 Preferred Stock (Note G)                                                              900,000    9

Dividends issued to Preferred Stockholders
 in shares of Series D                                                                   5,283    -

Net loss
                                                 ------    ------  -------  -----      -------  ------    ------  -------
Balance December 31, 1992                        73,641         1  591,625    6        905,283    9           -        -

Common stock options exercised,
 $.63 to $2.00 per share

Shares issued through employee stock purchase plan, at an average price of $1.56 per share

Extension of expiration date on outstanding grant of common stock options

Net loss

Balance December 31, 1993                        73,641         1  591,625    6        905,283     9          -         -

Common stock options exercised,
 $.63 to $2.00 per share

Shares issued through employee stock purchase plan at an average price of $2.69 per share

Dividends issued to Preferred  Stockholders
 in shares of Series B                                             74,828     1

Dividends issued to Preferred  Stockholders
 in shares of Series D                                                                 114,504    1

Issuance of Series E Convertible
 Preferred Stock                                                                                           1,000,000      10

Dividends issued to Preferred  Stockholders
 in shares of Series E                                                                                        42,381       -

Adjustment of estimated transaction costs relating to Gould capital transaction

Net loss
                                                 ------    ------  -------  -----    ---------  ------      --------- -------
Balance December 31, 1994                        73,641       $ 1  666,453  $ 7      1,019,787  $ 10        1,042,381    $ 10
                                                 ======    ======  =======  =====    =========  ======      ========= =======

(Continued Below)





ENCORE COMPUTER CORPORATION
Condensed Statements of Shareholders' Equity (Capital Deficiency)
(in thousands except share data)
(Continued for above)



                                                           Common Stock       Additional                 Shareholders'
                                                                                Paid-in    Accumulated     Equity/
                                                        Shares       Value     Capital      Deficit       Deficiency
                                                     ----------     ------     -------     ----------     -----------
Balance January 1, 1992                              30,064,556     $ 301    $ 130,322     $(172,767)      $ (42,137)

Common stock options exercised,
 $.63 to $1.63 per share                                352,248         3          323                           326

Shares issued through employee stock
 purchase plan at an average price
 of $.86 per share                                      815,411         8          694                           702

Dividends issued to Preferred Stockholders
 in shares of Series B                                                             -

Adjustment of estimated transaction costs
 relating to Gould 1991 capital transaction                                        900                           900

Issuance of Series D Convertible
 Preferred Stock (Note G)                                                       73,230                        73,239

Dividends issued to Preferred Stockholders
 in shares of Series D                                                              -

Net loss                                                                                     (32,522)        (32,522)
                                                     ----------     ------     -------     ----------     -----------
Balance December 31, 1992                            31,232,215        312     205,469      (205,289)            508

Common stock options exercised,
 $.63 to $2.00 per share                              1,016,597         10         955                           965

Shares issued through employee stock purchase
 plan, at an average price of $1.56 per share           477,579          5         739                           744

Extension of expiration date on outstanding
 grant of commont stock options                                                    788                           788

Net loss                                                                                      (69,565)       (69,565)
                                                     ----------     ------     -------      ----------     -----------
Balance December 31, 1993                            32,726,391        327     207,951       (274,854)       (66,560)


Common stock options exercised,
 $.63 to $2.00 per share                                966,734         10       1,131                          1,141

Shares issued through employee stock purchase
 plan at an average price of $2.69 per share            382,999          4       1,025                          1,029

Dividends issued to Preferred  Stockholders
 in shares of Series B                                                              (2)                            (1)

Dividends issued to Preferred  Stockholders
 in shares of Series D                                                              (2)                            (1)

Issuance of Series E Convertible
 Preferred Stock                                                                96,273                         96,283

Dividends issued to Preferred Stockholders in shares of Series E

Adjustment of estimated transaction costs
 relating to Gould capital transaction                                            625                            625

Net loss                                                                                      (54,556)        (54,556)
                                                      ----------     ------     -------     ----------     -----------
Balance December 31, 1994                            34,076,124      $ 341   $ 307,001     $ (329,410)      $ (22,040)
                                                     ==========      =====   =========     ===========     ==========





Notes to Consolidated Financial Statements

A. Summary of Significant Accounting Policies;

Principles of Consolidation
The  accompanying financial statements include  the  accounts  of
Encore  Computer  Corporation and its wholly  owned  subsidiaries
("Encore"   or   the   "Company").   All  material   intercompany
transactions have been eliminated.

Revenue Recognition
Revenue related to equipment and software sales is recognized upon shipment. Service revenue is recognized over the term of the related maintenance agreements.

Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with maturities at the date of purchase of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed insured limits. The Company has not experienced any losses related to these accounts.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Loaned equipment which consists primarily of finished computer systems that are loaned to customers for test and evaluation is classified as inventory only if the equipment is intended for resale and anticipated to be in service for a period of less than 12 months prior to sale. Loaned equipment in service for more than 12 months is presented as property and equipment.

Property and Equipment
Property and equipment is stated at cost. Property and equipment includes customer service inventory which consists principally of spare parts utilized to support repairs at customer installations and is generally not available for resale. Additions, renewals and improvements are capitalized, and repair and maintenance costs are expensed. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the results of operations. Depreciation is provided on a straight line basis over the estimated lives of the assets, generally three years for loaned equipment, five years for equipment and customer service inventory, ten years for furniture and fixtures, and 25 to 30 years for buildings. Leasehold improvements are amortized over their expected useful lives or the lease term, whichever is shorter.

Goodwill
Goodwill originated from the 1989 acquisition of the Computer Systems Business of Gould Electronics Inc. (the "Computer Systems Business") and represented the excess of the acquisition cost over the estimated fair value of the net assets acquired. From 1989 until 1991, goodwill was being amortized on a straight line basis over a 10 year period. However in 1991, based on the operating losses incurred since the acquisition of the Computer Systems Business, the Company determined goodwill had been permanently impaired. Accordingly, the Company reduced its carrying value from $12,979,000 to $4,979,000 resulting in a charge in 1991 of $8,000,000. In 1992, due to continuing operating losses, the Company reduced the amortization period for the remaining carrying value of goodwill to December 31, 1994. During 1993, due to the continued inability to achieve profitability, the remaining carrying value of goodwill of $2,628,000 was charged to operations.

Amortization of goodwill is presented as a component of operating expense.


Capitalized Software
The Company capitalizes certain internal costs associated with software development after the project reaches technological feasibility. Such costs as well as capitalized costs for purchased software, are amortized to cost of sales at the greater of straight line amortization over the expected commercial life of each product, or the proportion of the current period's product revenues to total expected product revenues. The amortization periods generally range from 3 to 5 years. Software development costs incurred prior to reaching the point of technological feasibility are considered research and development costs and are expensed as incurred.

Income Taxes
The Company utilizes the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In addition, the liability method of accounting for deferred income taxes requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits are more likely than not. The tax benefits recognized must be reduced by a valuation allowance where it is more likely than not the benefits may not be realized. Due to the uncertainties associated with the realization of such benefits by the Company, the full amount of these benefits is offset by a valuation allowance.

Per Share Data
Per share data is calculated based upon the weighted average number of shares of common stock and common stock equivalents outstanding. In fiscal periods which report net losses, the calculation does not include the effect of common stock equivalents such as stock options since the effect on the amounts reported would be antidilutive. Series A Convertible Participating Preferred Stock has been considered common stock (on an assumed converted basis) for purposes of all income (loss) per share calculations. The Series B Convertible Preferred Stock ("Series B"), Series D Convertible Preferred Stock ("Series D") and Series E Convertible Preferred Stock ("Series E") have been determined to be common stock equivalents but are not included in the weighted average number of shares of common stock and equivalents or in the calculation of net loss per share for the periods presented because the effect would be antidilutive.

For the period ended December 31, 1994, the Company paid 1994 dividends on the Series B, Series D and Series E in additional shares of the appropriate class of preferred stock in the amounts of $3,852,800, $5,895,700 and $4,238,100, respectively. For the period ended December 31, 1993, because it reported a capital deficiency, the Company accumulated dividends on the Series B and Series D of $3,630,000 and $5,554,700, respectively. All dividends accumulated during 1993 were subsequently paid in additional shares of preferred stock during 1994. During the year ended December 31, 1992 dividends of $3,943,100 were paid to holders of the Series B and the then outstanding Series C Redeemable Preferred Stock with shares of Series B. Additionally, dividends of $528,300 were paid to holders of the Series D with shares of Series D. In computing the loss per share for all years reported, these dividends increased the respective year's loss as reported for the earnings per share calculation.

Dividends on the Series B, Series D and Series E payable on January 15, 1995 for the period of October 16, 1994 to January 15, 1995 of $999,700, $1,529,700, and $1,563,600 have been accumulated by the Company. At that time the Company reported a capital deficit and was thereby precluded from paying dividends under Delaware law.



Foreign Currency Translation and Transactions;
Management has determined that the functional currency of each of the Company's subsidiaries is the United States dollar. Consequently, assets and liabilities of foreign operations are translated into U.S. dollars at period end exchange rates, except that, inventory and property and equipment are translated at historical exchange rates. Income and expenses are translated at the average rates prevailing during the year, except that cost of sales and depreciation are translated at historical exchange rates. All gains and losses arising from changes in exchange rates are included in operating results in the period incurred.

The Company has, at times, enter into forward exchange contracts to reduce the effect of foreign currency fluctuations on operations and the asset and liability positions of foreign subsidiaries. Resultant gains and losses on these contracts are included in operating results when the operating revenues and expenses are recognized and for assets and liabilities in the period in which the exchange rates change. At December 31, 1994 and December 31, 1993, however, the Company had no forward exchange contracts outstanding. For 1994, the Company recognized a foreign exchange gain of $93,000. In 1993 and 1992, Encore incurred foreign exchange losses of $744,000 and $1,576,000, respectively.


Warranties
The Company provides a standard product warranty on its computer systems for parts and labor which generally extends ninety days from the date of installation, but on certain products for up to one year. On its storage processor product line, the standard product warranty for parts and labor generally extends two and, in some cases, three years from the date of installation. The estimated cost of providing such warranty on products sold is included in cost of sales at the time revenue is recognized.



B. Inventories

Inventories consist of the following (in thousands):

                             December 31,     December 31,
                                   1994           1993
                              ---------      ----------
Purchased parts              $    3,307        $ 4,660
Work in process:
  Storage Products               18,567            -
  Other                           4,810          9,618
Finished goods                      482          1,065
Loaned computer equipment
  and consignment inventory         389          2,421
                              ---------      ----------
                              $  27,555      $  17,764
                              =========      ==========

At December 31, 1994, inventory includes $18,567,000 of Storage Products work in process acquired to meet the anticipated demand under the Amdahl Agreement. As discussed in Note I, Amdahl has decided to postpone further deliveries until their testing of the product confirms that it includes all the performance, features and functionality required under the terms of the Agreement. Accordingly, management deemed it prudent to record an adjustment of $5,600,000 against the carrying value of the inventory. Additionally, a program has been implemented to reduce the inventory to desired levels over the near term and no further losses should be incurred on its disposition. No estimate can be made of a range of amounts of loss that are reasonably possible should the program not be successful.


C. Prepaid Expense and Other Current Assets

Prepaid expense and other current assets consist of the following
(in thousands):

                            December 31,    December 31,
                                 1994            1993
                              ---------      ----------

Deferred customer sponsored
  engineering costs$               -          $  1,187
Prepaid rent                        302            266
Prepaid expenses                  1,416          1,477
Other current assets                145            117
                              ---------      ----------
                                $ 1,863       $  3,047
                              =========      ==========




D. Property and Equipment

Property and equipment consists of the following (in thousands):

                            December 31,    December 31,
                                  1994            1993
                              ---------      ----------
Land                        $      5,100   $      5,100
Buildings                         14,878         14,874
Equipment                         43,285         38,110
Customer service inventory        12,922         15,245
Furniture and fixtures             3,286          3,503
Leasehold improvements             1,861          1,872
Loaned equipment                   4,915          2,735
Construction in progress             561            496
                               ---------      ----------
                                  86,808         81,935
Less:  accumulated depreciation
  and amortization               (45,887)       (44,332)
                              ---------      ----------
                            $     40,921  $      37,603
                            ============  =============

Depreciation  expense  in  1994,  1993  and  1992   amounted   to
$8,619,000, $9,853,000, and $12,297,000, respectively.


E. Capitalized Software

Capitalized software consists of the following (in thousands):

                            December 31,    December 31,
                                   1994           1993
                              ---------      ----------

Capitalized software          $  11,840         $ 8,878
Accumulated amortization         (6,701)         (4,475)
                              ---------      ----------
                             $    5,139         $ 4,403
                             ==========      ==========

Software costs capitalized in 1994, 1993, and 1992 amounted to $2,467,000, $2,142,000 and $2,365,000, respectively.
Amortization of capitalized software costs charged to expense amounted to $2,226,000, $1,696,000 and $2,043,000, respectively.


F. Accounts Payable and Accrued Liabilities;

Accounts payable and accrued liabilities consist of the following
(in thousands):

                            December 31,     December 31,
                                  1994             1993
                              ---------      ----------

Accounts payable               $ 10,582      $  10,805
Accrued salaries and benefits     4,663          5,357
Accrued restructuring costs       4,926         10,974
Accrued interest                  1,882            682
Accrued taxes                     3,359          3,545
Deferred income,
  principally maintenance
  contracts                       1,548          1,563
Other accrued expenses            4,398          4,495
                              ---------      ----------
                               $ 31,358      $  37,421
                               ========      ==========

During   1993  and  1992  the  Company  recognized  restructuring
expenses of $23,265,000 and $5,248,000, respectively.

In 1993, restructuring expenses related to (i) the recognition of the permanent impairment in value of certain long lived assets including fixed assets and goodwill, (ii) severance and outplacement costs associated with a 12% reduction in workforce,
(iii) the accrual of costs to be incurred for field offices abandoned due to the reduced sales and service workforce. The 1993 charge includes approximately $12,000,000 of non-cash charges related to the write down of the carrying value of assets deemed permanently impaired.

In 1992, the Company recognized restructuring costs relating to severance and outplacement costs associated with a reduction in workforce as well as the write-off of capitalized software and certain other assets as part of the Company's continued transition of its product line. Of the total 1992 charges, approximately $1,250,000 was a non-cash charge to operations.

All   accrued restructuring expenses at December 31, 1994 consist
of  cash items and settlement of such items will result in   cash
outflows.




G.  Debt

Debt consists of the following (in thousands):;


                                  Unaudited
                                (See Note L)
                                  Pro Forma
                                December 31,   December, 31, December 31,
                                       1994            1994       1993
                                   ---------      ----------  ----------

Debt to unrelated parties:
Mortgages payable and capital
  lease obligations                $  1,023        $   1,023    $  1,192
Less:
  Current portion of debt              (195)            (195)      (197)
                                   ---------      ----------  ----------
  Total long term debt to
    unrelated parties              $    828        $     828    $   995
                                   ========        =========   ========

Debt to related parties:
  Revolving loan agreements with
     Gould Electronics Inc.        $     -         $  50,000    $ 61,924

  Uncommitted loan agreement with
    Gould Electronics Inc.           38,421           38,421       -

  Term loan with Gould
   Electronics Inc.                     -                -      50,000
                                   ---------      ----------  ----------
  Total long term debt to
   related parties                  $38,421         $  88,421  $111,924
                                   ========       =========== ==========


Related Party Transactions
The Company, Japan Energy Corporation ("Japan Energy") and its subsidiaries Gould Electronics Inc. ("Gould") and EFI
International Limited ("EFI") are related parties due to the significant financial interests of Gould and EFI in the Company. As of December 31, 1994, assuming full conversion of their holdings in the Company's preferred stock, Gould and EFI beneficially owned 50.0% and 21.0%, respectively of the Company's common stock. Since 1989, Gould has provided the Company with its revolving line of credit and, as discussed in more detail throughout this note, Note J, and Note L , has entered into certain other financing transactions including the following:

1995 Exchange of Indebtedness for Convertible Preferred Stock
As more fully described in Note L of Notes to Consolidated Financial Statements, as of March 17, 1995, the Company and Gould agreed, among other things, to cancel $50,000,000 of indebtedness under the revolving loan agreement in exchange for the issuance of $50,000,000 of Series F Cumulative Convertible Preferred Stock ("Series F"). Upon completion of the transaction and assuming full conversion of all preferred stock, Japan Energy's beneficial ownership increased to 74.0%.

1994 Uncommitted Loan Agreement
On December 21, 1994 the Company and Gould entered into an Uncommitted Loan Agreement under which Gould may, at its sole discretion, provide the Company with up to $55,000,000 in short term borrowings. Terms of the Uncommitted Loan Agreement are discussed below. As described in Note L of Notes to Consolidated Financial Statements, as of March 17, 1995 the Company and Gould agreed among other things to amend and restate the terms of the agreement providing the Company with a committed, additional borrowing facility of $25,000,000 thereby increasing the agreement's maximum borrowing limit to $80,000,000.

1994 Exchange of Indebtedness for Convertible Preferred Stock
On February 4, 1994, Gould exchanged its then outstanding term loan and a portion of its revolving credit loan totaling $100,000,000 for 1,000,000 shares of the Company's Series E Cumulative Convertible Preferred Stock ("Series E") with a liquidation preference of $100,000,000 (See Note J).

1992  Exchange  of Indebtedness and Redeemable Preferred Stock
for
Preferred Stock
On September 10, 1992, Encore and EFI entered into an agreement whereby EFI exchanged $80,000,000 ($65,451,000 net of debt discount) of indebtedness owed to EFI under the then existing subordinated loan agreement for 800,000 shares of the Company's Convertible Preferred Series D Stock ("Series D") with an aggregate liquidation preference of $80,000,000. In addition, Gould exchanged all of its outstanding 100,000 shares of Series C Redeemable Preferred Stock ("Series C") with a liquidation preference of $10,000,000 for 100,000 shares of the Series D also with a liquidation preference of $10,000,000.

Total  interest expense on indebtedness to Gould for  1994,  1993 and 1992 was $3,156,000, $6,082,000 and $3,040,000, respectively.
Interest expense on then outstanding indebtedness to EFI during 1992 was $1,726,000.

In addition to the loans described above, amounts due to Gould at December 31, 1994 and 1993, included accrued interest of $1,882,000 and $677,000, respectively.

Revolving Loan Agreements
Since 1989, Gould has provided the Company with its revolving credit facility. Borrowings under the revolving loan agreement are collateralized by substantially all of Encore's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Interest is equal to the prime rate plus 1% (9.5% at December 31, 1994 and 7.0% on December 31, 1993) and is payable monthly in arrears.

Due to operating losses incurred, during 1993 the Company exceeded the $35,000,000 then maximum borrowing amount of the revolving line of credit. Gould, however, allowed the Company to borrow funds in excess of the agreement's maximum limit to fund its daily operations. At December 31, 1993, borrowings under the agreement were $61,924,000.

On February 4, 1994, the Company and Gould exchanged $100,000,000 of indebtedness owed to Gould by the Company for Series E with a liquidation preference of $100,000,000. $50,000,000 of the debt exchanged was indebtedness under the revolving loan agreement. Upon completion of the exchange, borrowings under the revolving loan agreement were $19,134,000. Then, on April 11, 1994, the Company and Gould agreed to increase the maximum borrowing limit of the revolving credit facility from $35,000,000 to $50,000,000 and to extend its maturity date to April 16, 1996. All other terms and conditions of the revolving loan agreement were essentially unchanged except certain financial covenants contained in the agreement were modified to more closely reflect the Company's then current financial position.

Due to continued operating losses since February 4, 1994 and the need to increase its investment in working capital to meet management's expectation of demand for its new storage product, the Company exceeded the revolving loan agreement's $50,000,000 maximum borrowing amount on September 6, 1994. From September 6, 1994 until December 21, 1994 Gould allowed the Company to borrow additional funds in excess of the agreement's maximum limit. On December 21, 1994 as discussed below, the Company and Gould entered into an Uncommitted Loan Agreement (the "Short Term Loan Agreement") which the Company used to repay borrowings in excess of the revolving loan agreement's maximum. At December 31, 1994, borrowings under the revolving loan agreement were $50,000,000.

As discussed in more detail in Note L of Notes to Consolidated Financial Statements, as of March 17, 1995 the Company and Gould agreed to cancel the $50,000,000 of indebtedness owed by the Company to Gould under the terms of the revolving loan in exchange for the issuance of 500,000 shares of the Company's Series F Convertible Preferred Stock ("Series F") with a liquidation preference of $50,000,000 to Gould. Because of the 1995 recapitalization and refinancing, the revolving loan agreement is classified as a long-term obligation at December 31, 1994.


Short Term Loan Agreement
The terms of the Short Term Loan Agreement provide that Gould, at its sole discretion, may loan up to $55,000,000 to the
Company to provide funds for (a) repayment of principal and interest under the revolving loan agreement, (b) working capital purposes in the ordinary course of business or (c) general corporate purposes. Borrowings mature no later than September 30, 1995 and may be paid earlier at the discretion of the Company. Borrowings are collateralized by substantially all of Encore's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Interest on the loans are based on the length of time the loan is outstanding beginning at the prime rate plus 1% and increasing to prime rate plus 2% for amounts outstanding for more than 181 days. Interest on the borrowings accrues monthly in arrears and is payable upon maturity of the note. At December 31, 1994, borrowings under the agreement were $38,421,000.

In connection with the execution of the Short Term Loan Agreement, Gould provided the Company with statements affirming it would not exercise certain remedies with respect to certain defaults of the financial covenants contained in the Revolving Loan Agreement until after January 31, 1995.

As of March 17, 1995, the Company and Gould agreed to amend and restate the Short Term Loan Agreement to provide the Company with an additional committed borrowing facility of $25,000,000. The amended and restated Short Term Loan Agreement (the "Credit
Agreement") increases the maximum borrowing limit from $55,000,000 to $80,000,000. On March 17, 1995, the Company had
incurred borrowings under the agreement of $55,000,000.

The Credit Agreement matures on April 16, 1996. Borrowings continue to be collateralized by substantially all of Encore's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Interest on the loans are based on the length of time the loan is outstanding beginning at the prime rate plus 1% and increasing to prime rate plus 2% for amounts outstanding for more than 181 days.

In conjunction with the execution of the Credit Agreement, Gould provided the Company with waivers of compliance with the financial covenants contained in the agreement until January 1, 1996. In light of the 1995 recapitalization and refinancing, the Short Term Loan Agreement is classified as a long-term obligation at December 31, 1994.


Term Loan
The Term Loan due to Gould provided for interest at a rate equal to the prime lending rate plus 1% (7.0% at December 31, 1993). The terms and conditions of the loan were similar to those of the revolving loan agreement described above. The loan was collateralized by substantially all of Encore's tangible and intangible assets and contains various covenants, including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. On April 12, 1993, the Company and Gould agreed to extend the maturity date of the loan to April 2, 1995. Additionally, Gould agreed to provide the Company with waivers of compliance with the covenants contained in the agreement through the end of the first fiscal quarter of 1994.

On February 4, 1994, the Company and Gould cancelled the indebtedness owed by the Company to Gould under the Term Loan agreement in exchange for Series E convertible preferred stock.

H. Income Taxes


The Company utilizes the liability method of accounting for deferred income taxes and has recorded a provision of $543,000, $454,000 and $739,000 for the years ended 1994, 1993 and 1992, respectively. The provisions relate to the profitable operations of certain foreign subsidiaries.

The financial reporting bases of investments in certain foreign subsidiaries exceeds their tax bases. In accordance with SFAS No. 109, a deferred tax liability is not recorded for the excess because the investments are essentially permanent. A reversal of the Company's plans to permanently invest in these operations would cause the excess to become taxable. On December 31, 1994, these temporary differences were approximately $5,400,000. A determination of the amount of unrecognized deferred tax liability related to these investments is not practicable.

The significant components of the deferred tax account as of December 31, 1994, 1993 and 1992 were as follows (in thousands):

                                       1994       1993      1992
                                     --------   -------  --------
  Deferred tax assets:
   Net Operating Losses              $ 99,993  $ 79,396  $ 59,597
   Research & Experimental Credits      1,750     1,750     1,750
   Capital Losses                       4,396     4,396     4,396
   Allowance for Doubtful Accounts      2,836       676       639
   Inventory Reserves                   2,722     3,535     2,846
   Accrued Vacation                       928       847       834
   Various Reserves/Other               1,028       590     1,037
   Accrued Restructuring                1,397     2,372     1,439
                                     --------   -------  --------
                                      115,050    93,562    72,538

   Valuation Allowance                113,732    92,319    71,193
                                        1,318     1,243     1,345
   Deferred tax liabilities:
   Capitalized Software             $  (1,318)   (1,243)  (1,345)
                                     --------   -------  --------
   Net                              $      -   $    -    $    -
                                    =========  ======== =========


For income tax purposes the Company had a change in ownership, as defined by Internal Revenue Code Section 382, in connection with the Gould debt exchange on January 28, 1991. The change in ownership resulted in an annual limitation of approximately $2,000,000 on the amount of net operating losses incurred prior to January 28, 1991 that can be utilized to offset the Company's future taxable income.

At December 31, 1994, the Company has available approximately $85,000,000 of pre change net operating losses of which only $30,000,000 are allowable after application of the Section 382 limitation, pre change tax credit carryforwards, principally research and development credits, of approximately $1,750,000 and post change net operating losses of $176,000,000. These net operating losses and tax credit carryforwards expire in the years 2005 through 2009. The Company also has a net capital loss carryforward of $12,937,000 related to the Gould debt exchange on January 28, 1991, which expires in 1996. For financial reporting purposes, the full amount of the deferred tax assets was offset by a valuation allowance due to uncertainties associated with the eventual realization of such benefits.

As of December 31, 1994, the U.S. Federal Income Tax Returns for 1992 were in the process of examination by the Internal Revenue Service. Management believes that the amounts that have been provided are adequate and that the ultimate resolution of the examination will result in no material impact on the Company's consolidated results of operations or financial position.


I.  Commitments and Contingencies


Leases
The Company leases office, research facilities, sales offices and equipment under operating leases. Certain building leases have renewal options generally for periods ranging from one to five years. Rental expenses, net of sublease income, were approximately $3,594,000, $4,127,000 and $5,768,000 for the years ended 1994, 1993, and 1992, respectively. Future minimum lease payments under capital lease obligations and minimum rental payments under operating leases for the next five years are approximately as follows:

(in thousands)                       Capital   Operating
Year                                  Leases      Leases
                                     -------   ----------
1995                                 $   42      $ 2,717
1996                                      -        1,825
1997                                      -        1,349
1998                                      -        1,000
1999                                      -        1,047
                                     -------   ----------
Total Minimum Lease Payments             42      $ 7,938
Less:  Amounts representing interest      1     =========
                                     -------
Present value of net minimum
  lease payments                     $   41
                                     =======

Future   minimum  rental  income  under  noncancelable  subleases
extending through 1999 amounts to $320,000.

Litigation
During 1994 the Company and Amdahl entered into a multi-year Reseller Agreement which provides Amdahl, in exchange for purchase commitments of specified volumes, with the exclusive marketing and distribution rights to the Company's Infinity SP storage product, except for sales to the U.S. government and system integrators responding to U.S. government requests, pre-existing Encore distributors and in Japan, China, and Malaysia, where Encore retains the right to market the products on a non-exclusive basis.

During  the  second  and  third  quarters  of  1994  the  Company delivered products to Amdahl under the terms of the Amdahl Agreement which Encore believes conformed fully with the agreement. However, as of December 31, 1994 Amdahl had not paid for the products received.

The Company has had continuing discussions with Amdahl requesting payment of all past due invoices and the resumption of deliveries under the terms of the Amdahl Agreement. In response to a February 1995 letter sent by the Company to Amdahl notifying Amdahl of its intent to terminate the Amdahl Agreement if past due invoices were not paid, Amdahl filed suit in the Delaware Chancery Court on March 29, 1995 seeking to prevent Encore from terminating the agreement. On March 30, 1995, Encore and Amdahl agreed to a "Stand-Still" Agreement which, in effect, preserves the status quo to allow the companies time to more thoroughly discuss the contractual issues that exist. The "Stand-Still" Agreement runs until April 14, 1995.

Because of the current uncertainties surrounding the outcome of the discussions between the companies, management has considered it prudent to establish certain reserves at December 31, 1994 by charging cost of goods sold including (i) an allowance of $3,300,000 against past due Amdahl trade receivables of $6,100,000 and (ii) an adjustment of $5,600,000 against the
$22,300,000  carrying  value  of  Infinity  SP  inventory.    The
unfavorable resolution of this matter could adversely impact Encore's future business prospects and, accordingly, the future results of the Company.

There are no other material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries are party to or of which any of their property is the subject. The unfavorable settlement of any of these existing matters would not have an adverse impact on the financial results of the Company.

Employer's Postemployment Benefits
The Company provides employees with no Company-paid postemployment benefits other than salary continuation and job counseling services in the event of an employee's involuntary termination. The Company recognizes such costs on a terminal accrual basis recording the estimated cost of post-employment benefits at the date of the event giving rise to the liability to pay those benefits.

Concentrations of Credit Risk
Financial instruments which subject the Company to concentrations of credit risk are limited to trade receivables. The Company grants credit terms in the normal course of business to its customers which are consistent with industry practices.
Generally, the Company's customers are United States government agencies or substantial international corporations often included among the Fortune 500. Additionally, as part of its ongoing control procedures, the Company monitors the credit worthiness of its major customers and establishes individual customer credit limits accordingly. Bad debts realized by the Company in prior years have not been excessive and doubtful accounts are adequately reserved when identified.

At December 31, 1994 the Company's trade receivables include $6,100,000 due from Amdahl Corporation. As discussed in this Note under the caption "Litigation", to date Amdahl has withheld payment on invoices that were past due pursuant to the contract until they are able to complete the additional testing necessary to confirm product performance, features and functionality conforms with that defined under the terms of the Agreement. The Company believes the products delivered to Amdahl conform with the terms of the contract under which the equipment was sold and is actively pursuing the immediate payment of all outstanding items. Because of the uncertainty surrounding the outcome of the negotiations and the timing of any eventual payment, management considered it prudent to establish an allowance of $3,300,000 against the Amdahl receivable at December 31, 1994 by charging cost of goods sold. When negotiations are finalized and collection of the amounts due are obtained, the reserve will be adjusted appropriately.

Intellectual Property License
As part of a 1991 exchange of preferred stock for indebtedness, the Company and Gould entered into an intellectual property licensing agreement whereby the Company licensed substantially all of its intellectual property to Gould under certain conditions. The intellectual property license is exclusive, royalty free and provided that the Company achieved certain revenue levels, would not have allowed Gould to use the intellectual property until January 1994. The Company has the option to extend its exclusivity period for up to five additional years by making certain cash payments to Gould. However, the period is automatically extended if certain operating income levels are achieved by the Company. The intellectual property license can be terminated by the Company if all Gould borrowings are repaid and the commitment under the Gould revolving credit agreement terminated and (i) the Series B is converted into common stock or Series A convertible participating preferred stock or (ii) the Series B is redeemed or (iii) the Company pays Gould the fair value of the license. The Company has not achieved the net revenue or operating income levels necessary under the agreement to maintain its exclusive right to the use of the intellectual property in either 1993 or 1994. As part of the February 1994 refinancing, Gould agreed to extend the Encore exclusivity period through December 31, 1994. In conjunction with execution of the Uncommitted Loan Agreement, Gould agreed to not exercise certain remedies with respect to the defaults under the terms of the Intellectual Property License until after January 31, 1995. In connection with the March 17, 1995 refinancing discussed more fully in Note L of Notes to Consolidated Financial Statements, Gould agreed that the Encore period of exclusive use under the terms of the agreement will not end prior to June 30, 1995. It is unlikely that the Company will return to compliance with the terms of the agreement prior to June 30, 1995. If Encore is unable to negotiate further extensions to its exclusivity period, the Company could lose its exclusive right to use the intellectual property and Gould at its option could begin to exercise its rights under the agreement. Such an event could have a material adverse effect on the Company's business.


J.  Capital Stock

Series A Convertible Participating Preferred Stock
Certain of the Company's operations relate to classified U.S. Government contracts. Accordingly, the government expressed concern regarding the extent of Gould's ownership of the Company's common stock, since Gould, the Company's largest shareholder, is owned and controlled by Japan Energy, a foreign corporation. In this connection, the Company has issued to Gould 73,641 shares of Series A Convertible Participating Preferred Stock ("Series A") in lieu of common stock. The Company has agreed to reserve 7,364,100 shares of common stock for issuance to Gould upon exercise of the conversion option.

The holder of Series A and the Company each have the option at any time, with 30 days prior notice, to convert or require to be converted, all or any portion of the Series A preferred shares to common at a ratio of 1 to 100. Dividend rights are equal to those of the common shares (on an assumed converted basis); however, there are significant restrictions on the voting rights of the Series A. The Series A is entitled to elect two members of the Board of Directors but is not entitled to participate in the election of other members of the Board. Based upon the characteristics and rights of the Series A, the Company has deemed these shares to be common stock (on an assumed converted basis) for purposes of loss per share calculations for the fiscal periods presented herein.


Cumulative Series B Convertible Preferred Stock
The Cumulative Series B Convertible Preferred ("Series B") has a 6% cumulative annual dividend payable quarterly, which the Company can accumulate or pay in additional shares of Series B
(valued at its liquidation preference) until the Company's shareholders' equity exceeds $50,000,000. The Series B is convertible into the Company's common stock at $3.25 per share at the holder's option at any time and at the Company's option upon satisfaction of certain conditions. The shares are non-voting, except for the right to elect one director of the Company upon certain dividend payment defaults, the right to elect a majority of the directors of the Company if certain operating income levels are not achieved by the Company and the right to approve actions adversely affecting the Series B. The Series B may be redeemed by the Company at any time for cash equal to the liquidation preference plus accumulated dividends. The Company has reserved shares of common stock sufficient for issuance upon conversion of the Series B and additional shares of Series B which may be issued as a dividend. As of December 31, 1994, the number of common shares reserved for this purpose amounts to 20,506,246.

At December 31, 1994, the Company had not achieved operating income levels set forth by the terms of the Series B and accordingly, the holders of the Series B could elect a majority of the directors of the Company. However, as part of the December 21, 1994 transaction Gould provided the Company with a statement affirming that they would not exercise such remedies until after January 31, 1995. Then in connection with the March 17, 1995 refinancing discussed more fully in Note L of Notes to Consolidated Financial Statements, Gould agreed it would not vote its shares of the Series B or take any other action as a holder of the Series B to elect a majority of the directors of the Company until September 30, 1995. It is unlikely that the Company will return to compliance with the terms of the Series B prior to September 30, 1995. At that time Gould, as the principal shareholder, of the Series B could exercise its rights under the terms of the preferred stock.

During 1994, the Company paid dividends on the Series B of $3,852,800 in additional shares of Series B. During 1993, the Company reported a capital deficiency and under Delaware law was precluded from issuing dividends. Accordingly, the Company accumulated dividends during 1993 of $3,630,000. These dividends were subsequently paid in 1994 after the Company completed a refinancing and reported a capital surplus. During 1992 the Company paid dividends of $3,943,100 in additional shares of Series B.

A quarterly dividend on the Series B for the period of October 16, 1994 through January 15, 1995 of $999,600 was payable on January 15, 1995. Because the Company reported a capital deficit at that time it was precluded from paying dividends under Delaware law. Accordingly such dividends have been accumulated by the Company.


Cumulative Series D Convertible Preferred Stock
The Series D has a liquidation preference of $100 per share and carries a 6% cumulative annual dividend which the Company can elect to accumulate or pay currently. The Company may (i) pay the dividend in cash or additional shares of Series D valued at its liquidation preference until shareholders' equity exceeds $50,000,000, or (ii) pay the dividend in cash when shareholders' equity exceeds $50,000,000. The Series D is convertible, at the holder's option, into the Company's common stock at $3.25 per share only (a) if the shareholder is a United States citizen or a corporation or other entity owned in the majority by United States citizens or (b) in connection with an underwritten public offering. The stock is convertible, at the Company's option, if the price of the common stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Series D would be converted or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Series D would be converted. The shares are non-voting, except for the right to approve actions adversely affecting the Series D.

The  Series  D  was issued to Gould and EFI as  part  of  a  1992 refinancing. Due to the related party nature of this transaction, the difference between the carrying amount of the indebtedness exchanged and the fair value of the securities issued, other considerations granted and accrued professional fees associated with the transaction, the amount of $73,230,000 was credited to additional paid-in capital as follows (in thousands):

  Total   indebtedness   exchanged (net of
    unamortized debt discount)                 $ 65,451
  Total Series C exchanged at redemption
   value (equivalent to carrying value
   plus deferred credit)                        10,000
  Estimated  value  of  claims  against
   Gould  forgiven  by  the Company             (1,120)
  Estimated transaction costs                     (500)
  Write-off   of   debt  issue  costs
   related  to   indebtedness  exchanged          (592)
  Par value of Series D exchanged                  (9)
                                              --------
  Addition to paid-in capital                 $73,230
                                              ========

The Company has reserved shares of common stock sufficient for issuance upon conversion of the Series D and additional shares of Series D which may be used for future stock dividends. As of December 31, 1994, the number of shares reserved for this purpose was 31,378,062.

During 1994, the Company paid dividends on the Series D of $5,895,700 in additional shares of Series D. During 1993, the Company reported a capital deficiency and under Delaware law was precluded from issuing dividends. Accordingly, the Company accumulated dividends during 1993 of $5,554,700. These dividends were subsequently paid in 1994 after the Company completed a refinancing and reported a capital surplus. During 1992 the Company paid dividends of $528,300 in additional shares of Series D.

A quarterly dividend on the Series D for the period of October 16, 1994 through January 15, 1995 of $1,529,600 was payable on January 15, 1995. Because the Company reported a capital deficit at that time it was precluded from paying dividends under Delaware law. Accordingly such dividends have been accumulated by the Company


Cumulative Series E Convertible Preferred Stock
The Series E was issued to Gould as part of the February 4, 1994 exchange of indebtedness for preferred stock. The principal terms of the Series E are: (i) the Series E is senior in liquidation priority to all previously issued classes of the Company's preferred and common stock; (ii) includes a 6% cumulative annual dividend which the Company can elect to (a) pay in additional shares of Series E valued at its liquidation preference until shareholders' equity exceeds $50,000,000; or
(b) accumulate and pay in cash when shareholders' equity exceeds $50,000,000; (iii) has a liquidation preference of $100 per share; (iv) is convertible, at the holder's option, into the Company's common stock at the liquidation preference divided by $3.25 per share (subject to potential adjustments for splits, etc.) only (a) if the shareholder is a United States citizen or corporation or other entity owned in the majority by United States citizens or (b) in connection with an underwritten public offering; (v) is convertible, at the Company's option in accordance with the conversion methodology described in (iv) above if the price of the common stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Series E would be converted; or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Series E would be converted; and (vi) is non-voting, except for the right to approve actions adversely affecting the Series E.

Because of the related party nature of the transaction, the difference between the carrying amount of the indebtedness exchanged and the fair value of the securities issued and other consideration granted has been credited to additional paid-in
capital.            A           summary          of           the
financial   effects  of  the  transaction  are  as  follows   (in
thousands):

Reduction of debt                                  $100,000
  Less:
     Par  value  of shares issued
     (1,000,000 shares at $.01 par value)               (10)
    Accrued transaction costs                          (700)
    Accrued interest on the remaining
     indebtedness under the revolving loan
     agreement for the remaining term of
     the  agreement                                  (3,017)
                                                  ----------
    Increase in additional paid-in capital        $  96,273
                                                  =========

During 1994, the Company paid dividends on the Series E of $4,238,100 in additional shares of Series E. As of December 31,
1994, the number of shares reserved for this purpose was 32,073,261.

A quarterly dividend on the Series E for the period of October 16, 1994 through January 15, 1995 of $1,563,500 was payable on January 15, 1995. Because the Company reported a capital deficit at that time it was precluded from paying dividends under Delaware law. Accordingly such dividends have been accumulated by the Company


Exchange of Indebtedness for Series F Convertible Preferred Stock As discussed more fully in Note L, on March 17, 1995, the Company and Gould agreed among other things to cancel $50,000,000 of indebtedness owed by the Company to Gould under the revolving loan agreement in exchange for the issuance of $50,000,000 of Series F Convertible Preferred Stock to Gould.


Impact of Foreign Ownership
In connection with the various exchanges of indebtedness for preferred stock discussed in Notes G and L of Notes to Consolidated Financial Statements, the United States Defense Investigative Service ("DIS") has indicated that it has no objection to the relationships under the United States government requirements relating to foreign ownership, control or influence between Japan Energy Corporation (a Japanese corporation) and its wholly owned subsidiaries (EFI and Gould) and the Company.

Shareholders' Agreement
In conjunction with the various exchanges of preferred stock for indebtedness discussed in Notes G and L of the Notes to
Consolidated Financial Statements, the Company, Kenneth G. Fisher, the Company's Chairman and Chief Executive Officer, and Gould amended and restated an existing stockholders agreement. The agreement provides that as long as any shares of Series A are outstanding, Gould, in all elections of directors, will vote all of its common stock pro rata in accordance with the votes of the other shareholders of the Company. In addition, so long as the revolving credit facility with Gould is in effect, should Gould request it, Mr. Fisher has agreed to vote his common shares in favor of expanding the Board of Directors and electing an additional Gould representative to the Board. In connection with the March 17, 1995 refinancing, the Company, Gould and Kenneth G. Fisher further amended the agreement to delete the transfer restrictions on Gould's shares of Company stock which, in general had required the Company's prior approval of any share transfers by Gould with certain exceptions.



Adjustment of Accrued Transaction Costs
In recording the various exchanges of preferred stock for indebtedness, the Company had accrued the estimated transaction costs of the exchanges. Actual costs incurred in connection with the 1991 and 1994 exchanges were less than those initially estimated and accrued. Accordingly, during 1994 and 1992, the Company reduced the remaining accrued liability by $625,000 and $900,000, respectively and increased additional paid-in capital.


Stock Option and Stock Purchase Plans
The Company had two stock option plans during the reporting period, the 1983 Incentive Stock Option Plan (which expired in
1993) and the 1985 Non-Qualified Stock Option Plan. Under the terms of the plans as amended a combined total of 24,000,000 shares of the Company's common stock were reserved for issuance to officers, directors and employees.

Stock option activity for the 1983 Incentive Stock Option Plan through its expiration in 1993 is as follows:

                                       Shares Under Option
                                         Shares       Price
                                         ------      -----
Outstanding at December 31, 1991         88,880      $1.13

Fiscal 1992:
 No Activity                                  -         -
                                         ------      -----
Outstanding at December 31, 1992         88,880      $1.13

Fiscal 1993:
Exercised                               (88,880)    $1.13
                                         ------      -----
Outstanding at December 31, 1993           -
                                         ======

Options granted under the Incentive Stock Option Plan were granted at exercise prices at least equal to the then current fair market value of the Company's common stock, and were immediately exercisable. Shares issued upon exercise of such options are subject to the Company's repurchase rights which expire ratably over three to five year periods from the date of grant, or automatically upon death or disability. Shares subject to such repurchase rights at the time of termination of employment may be purchased by the Company at the optionee's exercise price.




Stock  Option  activity for the 1985 Non-Qualified  Stock  Option
Plan ("the 1985 Plan") is as follows:

                                      Shares Under Option
                                     Shares          Price
                                    ---------   --------------
Outstanding at December 31, 1991    5,232,823   $0.63 to $3.13

Fiscal 1992:
 Granted                            6,181,530   $0.94 to $1.00
 Exercised                           (352,248)  $0.63 to $1.63
 Canceled                            (227,122)  $0.63 to $3.13
                                    ---------   --------------
Outstanding at December 31, 1992   10,834,983   $0.63 to $2.31

Fiscal 1993:
 Granted                              592,500   $1.50 to $4.00
 Exercised                           (927,717)  $0.63 to $2.00
 Canceled                            (473,437)  $0.63 to $2.31
                                    ---------   --------------
Outstanding at December 31, 1993   10,026,329   $0.63 to $4.00

Fiscal 1994:
 Granted                           1,331,350    $3.25 to $4.19
 Exercised                          (966,734)   $0.63 to $2.00
 Canceled                           (278,973)   $0.81 to $2.00
                                    ---------   --------------
Outstanding at December 31, 1994  10,111,972    $0.63 to $4.19
                                  ==========    ==============

Exercise rights for options granted under the 1985 Plan vest over varying periods of up to four years and options to purchase 7,284,398 shares were exercisable at December 31, 1994. Options granted under the 1985 Plan may be granted at an exercise price of not less than 50% of the current fair market value of the common stock. All options granted to date have been at the then current fair market value.

During 1993, options granted in 1986 to Mr. Morley, an officer of the Company, were scheduled to expire if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented Mr. Morley from exercising the options. Accordingly, the Board of Directors approved an extension of the expiration date until such time as the options could be exercised and the underlying shares sold in accordance with Company policy. These options were exercised in 1994. The extension was treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price. A non-cash non-recurring charge of $788,000 was incurred in connection with the extension of the expiration date of the stock options.

Employee Stock Purchase Plan
In 1990, the shareholders approved the Employee Stock Purchase Plan and reserved 4,000,000 shares for issuance pursuant to rights granted under the Plan. On September 9, 1993, the shareholders voted to increase the number of shares reserved for issuance under the plan from 4,000,000 to 8,000,000. Substantially all employees are eligible to participate in the Employee Stock Purchase Plan. The purchase price per share of common stock in any offering under the Plan is the lower of (i) 85% of the closing price per share of common stock on the commencement of the offering or (ii) 85% of the closing price of a share of common stock on the termination of the offering. Each offering is for a period of approximately six months. Under the Plan, the Company issued 382,999 shares at a weighted average price of $2.69 in 1994, 477,579 shares at a weighted average price of $1.56 in 1993 and 815,411 shares at a weighted average price per share of $.86 in 1992.


K. Segment Information

The Company operates in a single industry segment which includes developing, manufacturing, marketing, installing and servicing business information processing systems, principally in the United States, Europe, the Far East, and Canada. In 1994, 1993, and 1992, no single customer accounted for as much as 10% of revenues. During 1994, 1993 and 1992 approximately 32%, 37% and 29%, respectively of its revenues were directly or indirectly derived from U.S. Government agencies.

The Company maintains operations in Europe and Canada principally through consolidated subsidiaries. Far East operations are through joint ventures in Japan, Hong Kong and Malaysia and distributors throughout the remainder of the region. Information about the Company's operations for 1994, 1993, and 1992 is presented below (in thousands). Inter-geographic net sales, operating income and assets have been eliminated to arrive at the consolidated amounts.


                  Net Sales to       Inter-
                    Unrelated       Geographic     Total    Operating   Identifiable
                     Entities       Net Sales     Net Sales Income (loss)  Assets
                    ---------       ---------     --------- ------------ -----------
1994:
United States       $  42,613        $  8,886     $  51,499  $(55,133)   $82,975
Europe                 29,147             -          29,147     4,164     14,340
Other                   4,790             -           4,790        72      2,352
                    ---------       ---------     --------- ------------ -----------
Geographic Total       76,550           8,886        85,436   (50,897)    99,667
Inter-Geographic          -            (8,886)       (8,886)       49       (905)
                    ---------       ---------     --------- ------------ -----------
Total               $  76,550        $     -      $  76,550  $(50,848)   $98,762

1993
United States      $   56,553       $  11,664     $ 68,217   $(55,443)   $67,928
Europe                 34,769             -         34,769     (7,554)    16,409
Other                   2,210             -          2,210       (724)       686
                    ---------       ---------     --------- -----------  -----------
Geographic Total       93,532          11,664      105,196    (63,721)    85,023
Inter-Geographic          -           (11,664)     (11,664)     1,636       (953)
                    ---------       ---------     --------- ------------ -----------
Total              $   93,532       $      -      $ 93,532  $(62,085)   $84,070


1992:
United States      $   69,925       $  24,232     $ 94,157   $(19,658)   $84,931
Europe                 58,311             -         58,311     (4,316)    23,186
Other                   2,657             728        3,385      ( 527)       918
                    ---------       ---------     --------- ------------ -----------
Geographic Total      130,893          24,960      155,853    (24,501)   109,035
Inter-Geographic          -           (24,960)     (24,960)     1,957     (3,349)
                    ---------       ---------     --------- ------------ -----------
Total             $  130,893        $   -         $130,893  $ (22,544)  $105,686
                  ==========        =========     ======== ============ ==========

Inter-geographic net sales are recorded principally at 60% of list price. Identifiable assets are all assets, including corporate assets, identified with operations in each region.






L.  Subsequent Events

On March 17, 1995, Gould agreed to cancel $50,000,000 of indebtedness owed to it by the Company under the revolving loan agreement for 500,000 shares of the Company's Series F Convertible Preferred Stock with a liquidation preference of $50,000,000.

The principal terms of the Series F are:

(i) The Series F is senior in liquidation priority to all other classes of the Company's preferred and common stock.

(ii) 6% cumulative annual dividend which the Company can elect to (a) pay in additional shares of Series F valued at its liquidation preference until shareholders' equity exceeds $50,000,000 or (b) accumulate and pay in cash when shareholders' equity exceeds $50,000,000.

(iii)  a liquidation preference of $100 per share.

(iv) convertible, at the holder's option, into the Company's common stock at the liquidation preference divided by $3.25 per share (subject to potential adjustments for splits, etc.) only
(a) if the shareholder is a United States citizen or corporation or other entity owned in the majority by United States citizens or (b) in connection with an underwritten public offering.

(v) convertible, at the Company's option in accordance with the conversion methodology described in (iv) above if the price of the common stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Series F would be converted or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Series F would be converted.

(vi) non-voting, except for the right to approve actions adversely affecting the Series F.


Upon  completion  of the exchange of indebtedness  for  preferred
stock,  the  Company  reported a capital  surplus.   Accordingly,
dividends accumulated on January 16, 1995 were declared payable on April 16, 1995.

Prior to the transaction, Japan Energy and its wholly owned subsidiaries beneficially owned 71.1% of the Company's outstanding common stock assuming the full conversion of all outstanding shares of its preferred stock. Upon completion of the transaction, their beneficial ownership increased to 74.0%.

In addition to the exchange of indebtedness for Series F, the Company and Gould also agreed to amend and restate their Uncommitted Loan Agreement ("Credit Agreement"). As amended, the Credit Agreement provides the Company with an additional committed borrowing facility of $25,000,000. The amendment increases the maximum borrowing limit under the Credit Agreement from $55,000,000 to $80,000,000. On March 17, 1995, the Company
had   incurred   borrowings  under  the  Credit   Agreement   of
$55,000,000 (see Note G.)

The Credit Agreement, as amended, matures on April 16, 1996. Borrowings are collateralized by substantially all of Encore's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Interest on the loans are based on the length of time the loan is outstanding beginning at the prime rate plus 1% and increasing to prime rate plus 2% for amounts outstanding for more than 181 days. In conjunction with the execution of the Credit Agreement, Gould provided the Company with waivers of compliance with certain terms contained in the agreement until January 1, 1996.

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1994 is presented as if the transactions described above had been consummated as of that date. Because of the related party nature of the transaction, the difference between the carrying amount of the indebtedness exchanged and the fair value of the securities issued and other consideration granted has been credited to additional paid in capital. A summary of the financial effects of the transaction are as follows (in thousands):

Reduction of debt                               $50,000
  Less:
    Par value of shares issued
    (500,000 shares at $.01 par value)               (5)
    Accrued estimated transaction costs            (600)
    Accrued interest on the remaining
     indebtedness under the Credit  Agreement
     for the remaining term of  the  agreement   (3,699)
                                               ---------
    Increase in additional paid in capital     $ 45,696
                                               =========


Along with the refinancing, Gould and the Company agreed to extend Encore's period of exclusive use under the terms of their Intellectual Property license through June 30, 1995. During 1991 the Company and Gould entered into an intellectual property licensing agreement whereby the Company agreed to license substantially all of its intellectual property to Gould under certain conditions. The intellectual property license is royalty free and provides that as long as the Company achieved certain revenue levels, Gould could not use the intellectual property until January, 1994. Additionally, it allows the Company to extend its exclusivity period for up to five additional years by making certain cash payments to Gould. The exclusivity period is automatically extended however if certain operating income levels are achieved by the Company. As of December 31, 1994 the Company has achieved neither the net
revenue   nor  operating  income  levels  necessary  under   the
agreement  to  maintain its exclusive right to the  use  of  the intellectual property. The Company will not achieve the revenue or operating profit levels necessary to maintain its exclusivity under the terms of the licensing agreement prior to June 30, 1995. Should the Company be unable to negotiate further extensions to its exclusivity period, Encore could lose the exclusive right to use the intellectual property and Gould at its option could begin to exercise its rights under the agreement. Such an event could have a material adverse effect on the Company's business.

Finally in connection with the refinancing, Gould agreed it would not vote its shares of the Series B or take any other action as a holder of the Series B to elect a majority of the directors of the Company until at least September 30, 1995. As discussed in Note J, the Series B includes terms which allow the holders to elect a majority of the directors of the Company if certain operating income levels are not achieved by the Company. At December 31, 1994, the Company had not achieved those levels. Accordingly, the holders of the Series B could elect a majority of the directors of the Company. As part of the December 21, 1994 refinancing Gould provided the Company with a statement affirming that they would not exercise such remedies until after January 31, 1995. In connection with this transaction Gould agreed to further defer any such action at least until September 30, 1995. It is unlikely that the Company will return to compliance with the terms of the Series B prior to September 30, 1995 at which time Gould, as the principal holder of the Series B, could exercise its rights to elect a majority of the directors.

In connection with this transaction, the United States Defense Investigative Service ("DIS") reviewed the relationship between the Company, Japan Energy Corporation (a Japanese corporation) and its wholly owned subsidiaries (including Gould), under the United States government requirements relating to foreign ownership, control or influence and have indicated that they have no objection to the business relationship.

Since 1989, the principal source of financing for the Company has been provided by Japan Energy Corporation and its wholly owned subsidiaries. The Company is dependent on the continued long term financial support of the Japan Energy Group. Should the Japan Energy Group withdraw its financial support at any time prior to the time the Company returns to profitability by failing to provide additional credit as needed, the Company anticipates it will not be able to secure financing from other sources. In such a case, the Company will suffer a severe liquidity crisis and it will have difficulties settling its liabilities in the normal course of business.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Directors of Encore Computer Corporation:


We have audited the accompanying consolidated balance sheets of Encore
Computer Corporation and Subsidiaries as of December 31, 1994 and
1993,
and the related consolidated statements of operations, shareholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1994. These financial statements re the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note L to the consolidated financial statements, Japan Energy Corporation and Gould Electronics Inc., a wholly owned subsidiary of Japan Energy Corporation (collectively, the "Japan Energy Group") have exchanged approximately $50 million of the Company's outstanding indebtedness for preferred stock and have increased the working capital facility by an additional $25 million. The Company is dependent upon the support of the Japan Energy Group for its financing requirements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Encore Computer Corporation and Subsidiaries as of December 31, 1994
and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND  L.L.P.
Coopers & Lybrand  L.L.P.


Miami, Florida
February 17, 1995 except for Note L as to which the date is March 27, 1995.

Market  for  Registrant's  Common  Equity  and Related
Stockholder  Matters

On March 18, 1994, the Company's commonstock was reinstated for trading on the Nasdaq Stock Market under the symbol ENCC. Prior to that time, Encore common stock traded on the OTC electronic bulletin board also under the symbol ENCC. Daily statistics on the Company's stock subsequent to March 18, 1994 can be found in the Nasdaq National Market Issues listing of the newspaper's stock listings.

The high and low closing sale prices of Encore's common stock are shown for fiscal years 1994 and 1993 in the table below:


                    Fiscal 1994      Fiscal 1993 prices
                     High    Low      High        Low
                  ------   -----   ---------   -------
1st Quarter       $4 3/8   2 5/8   $ 1 15/16   $ 1 1/4
2nd Quarter        6 3/8   3 1/8     2 5/8       1 1/2
3rd Quarter        5 1/16  3 13/16   4 1/2       2 5/8
4th Quarter        5 9/16  3         4 1/4       2 3/4




The First National Bank of Boston is the stock transfer agent and registrar of the Company's common stock, and maintains shareholder records. The agent will respond to questions on change of ownership, lost stock certificates, consolidation of accounts, and change of address. Shareholder correspondence on these matters should be addressed to:

The  First National Bank of Boston
Shareholder Services Division
P.O. Box 644
Boston, Massachusetts 02109.



As of April 4, 1995, there were approximately 3,204 holders of record of the Company's common stock. The Company has never paid cash dividends on its common stock and does not anticipate the payment of cash dividends in the foreseeable future. Under the terms of the Company's current financing agreements, the Company is prohibited from paying dividends on its common stock.




General Counsel
Choate, Hall & Stewart
Exchange Place
53 State Street
Boston, MA 02109


Independent Accountants
Coopers & Lybrand L.L.P.
200 S. Biscayne Blvd.
Suite 1900
Miami, FL 33131


Annual Meeting
The Annual Meeting of Shareholders will be held at Encore
Computer
Corporation, Building 7 Auditorium, 1800 N.W. 69th Avenue, Ft. Lauderdale, Florida at 1:30 p.m., June 27, 1995. Shareholders of record at the close of business on May 3, 1995 will be entitled to notice of, and to vote at, the meeting. The Company's annual report on Form 10-K as filed with the Securities and Exchange Commission is available without charge upon written request mailed to: Charles S. Anderson,
           Vice President, Human Resources and Corporate
Relations
           Encore Computer Corporation
           6901 W. Sunrise Boulevard
           Ft. Lauderdale Florida 33313
           (305) 587-2900

<Back Cover of Annual Report>
Board of Directors

Kenneth G. Fisher
Chairman
Chief Executive Officer
Encore Computer Corporation

Daniel O. Anderson, Retired
formerly, Executive Vice President
Chief Operating Officer
Harvard Community Health Plan

Robert J. Fedor
Senior Vice President
Corporate Development
Gould Inc.

C. David Ferguson
President
Chief Executive Officer
Gould Inc.

Rowland H. Thomas, Jr.
President
Chief Operating Officer
Encore Computer Corporation

Corporate Officers

Kenneth G. Fisher
Chairman
Chief Executive Officer

Rowland H. Thomas, Jr.
President
Chief Operating Officer

Charles S. Anderson
Vice President
Human Resources and
Corporate Relations

Ziya A. Aral
Vice President
Systems Engineering and
Chief Technology Officer

Robert A. DiNanno
Vice President and
General Manager
Worldwide Real-Time Operations

T. Mark Morley
Vice President Finance
Chief Financial Officer

Charles S. Namias
Vice President,
Corporate Alliances

James C. Shaw
Vice President
Manufacturing Operations

George S. Teixeira
Vice President
Product Business Group

J. Thomas Zender
Vice President
Corporate Product Management



Compensation Committee

Kenneth G. Fisher
Daniel O. Anderson
C. David Ferguson


Audit Committee

Daniel O. Anderson
Robert J. Fedor

- -------------------------------------------------------
NOTE:  The following is the Company's Proxy Statement
- ---------------------------------------------------------



                      ENCORE COMPUTER CORPORATION
                      6901 West Sunrise Boulevard
                  Fort Lauderdale, Florida 33313-4499

               Notice of Annual Meeting of Stockholders
                      To Be Held on June 27, 1995

The Annual Meeting of Stockholders of Encore Computer Corporation (the "Company") will be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N.W. 69th Avenue, Fort Lauderdale, Florida on Tuesday, June 27, 1995, at 1:30 p.m. (local time) to consider and act on the following matters.

1.To fix the number of directors at five (5) and to elect five (5) directors to hold office for the ensuing year.
  See pages 4 through 6 of the Proxy Statement.

2.To amend the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock to 200,000,000 shares from the current authorization of 150,000,000 shares. See pages 19 through 21 of the Proxy Statement.

3.  To  approve the adoption of the Company's 1995 Long Term
  Performance  Plan.  See pages 21 through 24 of  the  Proxy
  Statement.

4.To approve the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1995.
  See page 24 of the Proxy Statement.

5.To transact such other business as may properly come before the meeting or any adjournment or postponements of the meeting.

Stockholders of record at the close of business on May 3, 1995 will be entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open. All shareholders are cordially invited to attend the meeting.


                                    By order of the Board of Directors

                                   T. MARK MORLEY

                                   T. Mark Morley, Secretary

May 13, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                      ENCORE COMPUTER CORPORATION
                      6901 West Sunrise Boulevard
                  Fort Lauderdale, Florida 33313-4499

          Proxy Statement for Annual Meeting of Stockholders
                             June 27, 1995

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Encore Computer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 27, 1995, at 1:30 p.m. (Local Time) and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with T. Mark Morley, Secretary of the Company, or by voting in person at the meeting.

The Board of Directors has fixed May 3, 1995 as the record date for determination of shareholders entitled to vote at the Annual Meeting. At the close of business on May 3, 1995, there were outstanding and entitled to vote 3x,xxx,xxx shares, $0.01 par value, of the Company's Common Stock. Each share of Common Stock is entitled to one vote. The affirmative  vote  of  the holders  of  a  majority  of  the outstanding Common Stock is required to approve the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock. The election of three of the five directors at the meeting shall be determined by a plurality of the votes cast in person or by proxy at the meeting by the holders of the
Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould Electronics Inc. ("Gould") will be voted pro rata in accordance with the votes of the other holders of Common Stock, as provided by a shareholders agreement among Gould, the Company and Kenneth G. Fisher, the Company's Chairman. The holders of the Company's Series A Convertible Participating Preferred Stock (the "Series A Stock"), voting as a separate class, are entitled to elect the other two directors. Gould holds all the outstanding shares of Series A Stock and has indicated it will elect Mr. Ferguson and Dr. Fedor (see "Election of Directors"). With respect to each other matter to be submitted to the shareholders at the Annual Meeting, the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and voting on such matter is required for approval. Broker non-votes (a broker holding shares in "street name" which has no authority to vote on a particular matter) and abstentions on any matter are not included in the number of shares voted on that matter. An automated system administered by the Company's transfer agent tabulates the votes.

The Company's Annual Report for the year ended December 31, 1994 is being mailed to shareholders at the same time as this Proxy Statement. The Company's audited financial statements for the year ended December 31,1994, included in the Annual Report, and certain other information included in the Annual Report is incorporated by reference in this Proxy Statement (See "Information Incorporated By Reference"). The date of mailing of this Proxy Statement and related proxy is expected to be on or about May 15, 1995.


PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, the beneficial owners of 5% or more of the Company's outstanding Common Stock and equivalents as of March 17, 1995:

                                                       Percentage of
                                       Shares          Common Stock       Percentage of
Name and Address                   Beneficially        and Equivalents    Common Stock
of Beneficial Owner                       Owned       Outstanding (1)    Outstanding(7)
- ----------------------                 -----------    ---------------    -----------------

Gould Electronics Inc.(2) (5)           83,456,500         55.0%             11.5%
35129 Curtis Boulevard
Eastlake, OH 44095

EFI International Inc. (3)              28,734,743         19.0%              0.0%
35129 Curtis Boulevard
Eastlake, OH 44095

Japan Energy Corporation  (2) (3)      112,191,243         74.0%             11.5%
10-1, Toranomon 2-chome, (5) (6)
Minato-ko, Tokyo, Japan

Kenneth G. Fisher(4)                     7,239,619          4.7%             17.2%
6901 West Sunrise Blvd.
Fort Lauderdale, FL 33313-4499

Chestnut Hill
Management Corporation                   1,882,000          1.2%               5.5%
One Boston Place
Boston, MA  02108




(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 21,126,022 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 32,326,438 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 33,042,653 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock") and the 15,384,615 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock") have been included as well as shares issuable upon exercise of options exercisable within 60 days after March 17, 1995 which any person may own.

(2)Includes 79,520,600 shares of Common Stock issuable upon conversion of the shares of Series A Stock, Series B Stock, Series D Stock, Series E Stock and Series F Stock held by Gould. The Series D, Series E and Series F Stock is convertible only by a United States citizen or a corporation or other entity owned in the majority by a United States shareholder or in connection with an underwritten public offering. Gould is a wholly owned subsidiary of Japan Energy Corporation ("Japan Energy") which is a Japanese corporation.

(3)Consists of Common Stock issuable upon conversion of Series D Stock held by EFI International Inc. ("EFI").
     Conversion of the Series D Stock is restricted as described in (2) above. EFI is a wholly owned subsidiary of Japan Energy.

(4)Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,100,00 shares which may be acquired by Mr. Fisher within 60 days after March 17, 1995 by exercise of stock options and (iii) 4,097,370 shares of Common Stock and 973,876 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.


(5)Gould as the sole holder of the Series A Stock is entitled to elect two directors to the Board of Directors. The remaining three directors are elected by the holders of Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould will be voted pro rata in accordance with the votes of the other holders of Common Stock as provided by a shareholders agreement among Gould, the Company and Mr. Fisher.

(6) Japan Energy may be deemed to be the beneficial owner of the shares owned by Gould and EFI.

(7) For purposes of computing the percentage of Common Stock outstanding, the 34,255,299 shares of Common Stock outstanding as of March 17, 1995 and, with respect to Mr. Fisher, 2,100,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 17, 1995 have been included.



                         ELECTION OF DIRECTORS

The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to fix the number of directors at five and to elect as directors Messrs. Fisher, Anderson and Thomas unless authority to vote for the election of directors is withheld by marking the proxy to that effect or unless the proxy is marked with the names of directors as to whom authority to vote is withheld. The proxy may not be voted for more than three directors. Mr. Ferguson and Dr. Fedor, the other two nominees named below, will be elected by Gould as the holder of all the outstanding Series A Stock pursuant to the terms of the Series A Stock.

Each director will be elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. If one of the three nominees to be elected by the holders of Common Stock becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

The following table sets forth the name of each nominee and the positions and offices held by him, his age, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, the names of other publicly-held companies in which he serves as a director, the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after March 17, 1995 by exercise of outstanding stock options, which he reported were beneficially owned by him as of March 17, 1995, and the percentage of all outstanding shares of Common Stock and equivalents owned by him on such date.

                                     Common Stock       Percentage of
Name, Age, Principal                and Equivalents      Common Stock
Occupation, Business                 Beneficially        and Equivalents
Experience and Directorships             Owned            Outstanding(1)
- ------------------------------      ------------        ----------------
Kenneth G. Fisher, age 64            7,239,619(2)            4.7%(2)

Mr. Fisher is a founder of the Company and has served as a Director, Chairman and Chief Executive Officer of the Company since the Company's inception in May 1983. He was the Company's President from its inception until December 1985 and also served in that capacity from December 1987 to January 1991. From January 1982 until May 1983, Mr. Fisher was engaged in private venture transactions. From 1975 to 1981, Mr. Fisher was President and Chief Executive Officer of Computervision (formerly Prime Computer, Inc.). Before joining Computervision, Mr. Fisher was Vice President of Central Operations for Honeywell Information Systems, Inc.

Rowland H. Thomas, Jr., age 59       1,750,375(4)            1.1%(4)

Mr. Thomas has been a member of the Board of Directors since December 1987 and Chief Operating Officer since June 1989. He presently serves as President of the Company, a position to which he was appointed in January 1991. From June 1989 to January 1991, Mr. Thomas served as Executive Vice President of the Company. In February 1988, he was named President and Chief Executive Officer of Netlink Inc. Prior to joining Netlink, Mr. Thomas was Senior Executive Vice President of National Data Corporation ("NDC"), a transaction processing company, a position he held from June 1985 to February 1988. From May 1983 through June 1985, Mr. Thomas was Executive Vice President and Senior Vice President at NDC.

Daniel O. Anderson, age 67             105,200(3)            0.7%(3)

Mr. Anderson has been a member of the Board of Directors since May 1987. In 1991, Mr. Anderson retired as Executive Vice President and Chief Operating Officer of the Harvard Community Health Plan for New England, a position he held from November 1986. From October 1984 until July 1986, Mr. Anderson served as Vice President and Chief Financial Officer of Guilford Transportation Industries, a railroad holding company. From
November 1975 until April 1984, Mr. Anderson held various executive positions with Itek Corporation, most recently as a Director and President of Itek Graphics Systems. Prior to his employment with Itek Corporation, Mr. Anderson was Vice President, Finance and Administration, North American Operations, for Honeywell Information Systems, Inc.

Robert J. Fedor, age 54                 10,000(5)               *(5)

Dr. Fedor has been a member of the Board of Directors since July 1992. He is presently Senior Vice President Corporate Development at Gould, a position he has held since July 1992. From December 1989 to July 1992 he was Vice President, Corporate Business Development at Gould. Prior to assuming that position, Dr. Fedor was General Manager of Gould's U.S. and Far East Foil Business since 1985. Since joining Gould in 1964, he has served in various senior marketing and research positions. Dr. Fedor holds a Ph.D. in Metallurgical Engineering from Case Western Reserve University.

C. David Ferguson, age 53               12,304(5)               *(5)

Mr. Ferguson has been a member of the Board of Directors since April 1989. He is presently the President and Chief Executive Officer and a director of Gould, a position he has held since October 1988. Prior to such time, he served as Executive Vice President, Materials and Components, at Gould's Foil Division from 1986 until October 1988. He transferred to the Foil Division in 1967 from the Gould Engine Parts Division where he began his career in 1963.


______________
*Less than 0.1%.

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 21,126,022 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Stock, the 32,326,438 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Stock, the 33,042,653 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Stock and the 15,384,615 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Stock have been included as well as shares issuable upon exercise of options exercisable within 60 days after March 17, 1995 which any person may own.

(2)Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,100,00 shares which may be acquired by Mr. Fisher within 60 days after March 17, 1995 by exercise of stock options and (iii) 4,097,370 shares of Common Stock and 988,485 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3)  Includes 200 shares owned by Mr. Anderson's wife and  85,000 shares which may be acquired by Mr. Anderson within 60 days after March 17, 1995, by exercise of stock options.

(4) Includes 500 shares owned by Mr. Thomas' wife and 1,715,625 shares which may be acquired by Mr. Thomas within 60 days after March 17, 1995, by exercise of stock options.

(5)  Mr. Ferguson is an officer and a director, and Dr. Fedor  is an  officer,  of  Gould which beneficially  owns  83,456,500 shares or 55.0% of the Company's outstanding Common Stock and equivalents.

During the fiscal year ended December 31, 1994, the Board of Directors held six meetings. All directors attended 100% of the aggregate number of meetings of the Board of Directors and the committees of which they were members except for Mr. Fedor who missed one meeting.

The Board of Directors has a standing Audit Committee, the membership of which currently consists of Mr. Anderson and Dr. Fedor. The principal functions of the Audit Committee are to make recommendations to the Board of Directors as to the selection of the Company's independent auditors, to act as liaison between the Board of Directors and the firm so selected and, on advice of such firm or otherwise, to recommend institution or modification of accounting procedures employed by the Company. The members of the Audit Committee are not employees of the Company and are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee met on January 18, 1995 in connection with the Company's audit for the fiscal year ended December 31, 1994. During the fiscal year ended December 31, 1994, the Audit Committee held four meetings.

The Board of Directors also has a Compensation Committee, which committee presently consists of Messrs. Fisher, Anderson and Ferguson. The principal responsibilities of the Compensation Committee are to (i) function as a stock option committee with respect to the Company's stock option and stock purchase plans, except for the granting of options to officers who are also Directors, which is administered by the Directors Options
Committee (presently consisting of Messrs. Anderson and Ferguson), and (ii) make recommendations with respect to implementation of present compensation programs and adoption of future compensation programs.

The Board of Directors does not have a Nominating Committee.




Compensation Committee Interlocks and Insider Participation

As discussed above, Mr. Fisher, Mr. Anderson and Mr. Ferguson served as members of the Compensation Committee during 1994. Mr. Fisher, in addition to his position as Chairman of the Board, is the Company's Chief Executive Officer. Mr. Ferguson, in addition to being a director of the Company, is a director and President and Chief Executive Officer of Gould, the beneficial owner of 55.0% of the Company's Common Stock and equivalents. As described in more detail below under the caption of "Certain Relationships and Related Transactions", since 1989 Gould has provided the Company with its revolving line of credit and at times has entered into exchanges of indebtedness owed to it by the Company for various series of the Company's Preferred Stock.





                        EXECUTIVE COMPENSATION

Total compensation paid or accrued for services rendered during the three most recent fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1994 was as follows:


                             Summary Compensation Table


                                   Annual Compensation                   Long Term
                                                                        Compensation
                                                                            Awards
                                                           Other        Number of Shares       All
 Name and                                                  Annual         Underlying        Other
 Principal Position         Year   Salary      Bonus  Compensation(1)      Options         Compensation(2)
- --------------------        ----  --------   -------  -------------     -------------     --------------
Kenneth G. Fisher           1994  $340,001        $0        $0             103,300             $1,234
Chairman of the             1993   341,963         0         0                   0                  0
Board and Chief             1992   332,677         0         0           1,300,000                  0
Executive Officer

Rowland H. Thomas           1994  $264,617   $36,833        $0              59,600                $728
President and               1993   256,167    33,250         0                   0                   0
Chief Operating             1992   248,330    46,000         0           1,300,000              94,250
Officer

T. Mark Morley              1994  $180,001   $54,174        $0               30,000                764
Vice President,             1993   180,111    18,300    61,353              280,000 (3)        102,318
Finance and Chief           1992   175,597    21,500         0              486,400                  0
Financial Officer

Robert A. DiNanno           1994  $175,000   $39,644        $0               20,000               $676
Vice President and          1993   175,535    29,865         0                    0                  0
General Manager,            1992   172,174    45,785         0              486,000                  0
Real-Time
Operations

Charles S. Namias           1994  $136,154   $70,844    $4,800              105,000               $608
Vice President,             1993   102,429    50,000     4,800               40,000                  0
Corporate Alliances         1992    97,031    55,000     4,800              125,000                  0

(1) Amounts paid to the Mr. Morley during 1993 consist of the payment of taxes on relocation expense reimbursements. Amounts paid to Mr. Namias consist entirely of an allowance for business-related automobile expenses.

(2) All Other Compensation for 1994 consists of earnings associated with the individual's participation in a company-paid sales award trip. In 1993 and 1992, All Other Compensation consists entirely of reimbursement for relocation expenses .

(3) These options were originally granted in 1986 and were scheduled to expire in 1993 if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented Mr. Morley from exercising the options. Accordingly, the Board of Directors approved an extension of the expiration date until the options could be exercised and the underlying shares sold in accordance with Company policy. The extension has been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price. Said options were exercised during 1994.


The following table sets forth the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after March 17, 1995 by exercise of outstanding stock options, which are beneficially owned by executive officers of the Company named in the
Summary Compensation Table and all directors and executive officers of the Company as a group as of March 17, 1995 along with the percentage of all outstanding shares of Common Stock and equivalents owned by each executive officer and director on such date.

                                                  Common Stock        Percentage of
                                                and Equivalents       Common Stock
                                                  Beneficially       and Equivalents
Name                                                    Owned         Outstanding(1)
- --------------------                               ------------      --------------
Kenneth G. Fisher                                   7,239,619(2)          4.7%
Chairman of the Board and
Chief Executive Officer

Rowland H. Thomas                                   1,750,375(3)          1.1%
President and
Chief Operating Officer

T. Mark Morley                                         827,479(4)         0.5%
Vice President Finance and
Chief Financial Officer

Robert A. DiNanno                                      571,830(5)         0.4%
Vice President and General Manager
Real-Time Operations

Charles S. Namias                                      194,773(6)         0.1%
Vice President
Corporate Alliances

Total directors and executive officers as
 a group (13 people)                                12,352,959(7)         7.8%

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 21,126,022 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Stock, the 32,326,438 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Stock, the 33,042,653 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Stock and the 15,384,615 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Stock have been included as well as shares issuable upon exercise of options exercisable within 60 days after March 17, 1995 which any person may own.

(2)Includes:  (i) 53,764 shares owned by Mr. Fisher's  wife,
   (ii) 2,100,000 shares which may be acquired by Mr. Fisher within 60 days after March 17, 1995 by exercise of stock options and (iii) 4,097,379 shares of Common Stock and 988,485 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3)Includes 500 shares owned by Mr. Thomas' wife and 1,715,625 shares which may be acquired by Mr. Thomas within 60 days after March 17, 1995, by exercise of stock options.

(4)Includes  782,025 shares which may be acquired within  60 days after March 17, 1995, by exercise of stock options.

(5)Includes  569,240 shares which may be acquired within  60 days after March 17, 1995, by exercise of stock options.

(6)Includes  151,625 shares which may be acquired within  60 days after March 17, 1995, by exercise of stock options.

(7)Includes 6,979,390 shares which may be acquired within 60 days after March 17, 1995, by exercise of stock options and 988,485 shares of Common Stock issuable upon conversion of the shares of Series B Stock held beneficially by Mr. Fisher.


The following table shows, as to those executive officers named in the Summary Compensation Table above, the number, exercise price and expiration date of options to acquire Common Stock granted under the Non-qualified Stock Option Plan during fiscal 1994, and the potential realizable value of those shares assuming certain annual rates of appreciation in the price of the Company's stock.

          Option Grants for the year ended December 31, 1994

                                                                                       Potential realizable
                                                                                        values at assumed annual
                                                                                        rates of stock price
                                                                                        appreciation for the
                        Individual Grants                                                  option term
                                        %
                       Number of    of total
                         shares      options
                       underlying    granted                    Share
                         Options    in fiscal   Exercise      Price on   Expiration
Name                     Granted     year      price/share   Grant Date     Date         5%        10%
- ---------------           ------    -------    ---------     ---------   ---------     --------   -------
Kenneth G. Fisher        103,300     7.8%       $3.9375        $3.9375   6/28/2004     $255,799  $648,245

Rowland H. Thomas         59,600     4.5%        3.9375         3.9375   6/28/2004      147,586   374,012

Robert A. DiNanno         20,000     1.5%        3.9375         3.9375   6/28/2004     49,525     125,507

T. Mark Morley            20,000     1.5%        3.9375         3.9375   6/28/2004     49,525     125,507
                          10,000     0.8%        4.1250         4.1250  10/18/2004     25,942      65,742

Charles S. Namias         75,000     5.6%        3.2500         3.2500   2/25/2004    153,293     388,475
                          20,000     1.5%        3.9375         3.9375   6/28/2004     49,525     125,507
                          10,000     0.8%        4.1250         4.1250  10/18/2004     25,942      65,742







The following table provides information on option exercises in 1994 by the named executive officers and the value of such officers' unexercised options as of December 31, 1994.



    Aggregated Option Exercises in the year ended December 31, 1994 and Option Values as of December 31, 1994

                                                       Number of         Value of
                                                   Shares Underlying     Unexercised
                                                      Unexercised        In-the-Money
                                                      Options at        Options at
                           Number of                   12/31/94          12/31/94
                       Shares Acquired    Value       Exercisable/       Exercisable/
Name                     on Exercise     Realized     Unexercisable    Unexercisable
- ------------------     ---------------  ---------   ---------------       ----------------
Kenneth G. Fisher           250,000     $ 546,875      1,884,200/         $3,271,688/
                                                         319,100             472,063

Rowland H. Thomas                 0             0      1,511,825/          3,343,969/
                                                         284,775             483,782

T. Mark Morley               280,000       972,891       701,282/          1,554,406/
                                                         120,118             188,344

Robert A. DiNanno            131,000        487,945      469,747/          1,048,977/
                                                         138,243             268,031

Charles  S. Namias             4,000         15,000      118,500/            252,781/
                                                         167,500             122,656

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
ENCORE COMPUTER CORPORATION.

Executive Compensation Philosophy

It is the goal of the Compensation Committee of the Board of Directors to provide compensation to executives of the Company in accordance with the following considerations:

*To provide compensation that is competitive with other high technology companies that are of similar size to Encore with similar products and markets;

*To provide compensation that will attract, retain and reward superior, industry-knowledgeable executives who can manage the shareholders' short and long-term interest;

*To provide total compensation wherein the majority of value to be delivered is based on the financial performance of the Company and the appreciation of the Company's stock.

To meet these goals, the Committee establishes, administers and reviews several programs for the Company. These programs are designed to address the above considerations and consist of three major components.



Base Salary

For executives of the Company, base salary is determined by the level of job responsibility and overall competitive practices in the labor market for the Company's executive talent. The Committee recognizes that there is a scarcity of executive talent with the technical capabilities that are critical to the
Company's  long-term success.  The Committee also  considers  the
Company's  location  outside  of traditional  labor  markets  for technical talent to be a considerable factor for base salary positioning. As such, the Committee positions the Company's executives' base salaries at the 75th percentile of the competitive market and generally believes that this base salary posture is an essential factor in maintaining a highly skilled executive team. The Committee derives competitive data representing the high technology and computer products sectors from an independent compensation consultant, Towers Perrin. The Committee believes that most of the companies in the S & P Computer Systems Index which is used as the Company's industry comparison line in the performance graph appearing below, are represented in the various surveys used by the compensation consultant.

1994  executive  base  salaries were in  accord  with  the  above
policy.   One  named executive's base salary and  incentive  were
increased during the year when he became an officer and member of senior management.

Annual Incentives

All executive officers are eligible to receive incentives which are based on the short-term performance of the Company. The program is intended to highlight critical business goals and reward the achievement of these goals through individual and team contributions. Target incentive opportunities typically range from 15% to 45% of executives' base salaries and are based on median bonus levels observed in other high technology and computer related companies. Target award levels are structured so that at target award levels, executives' total cash compensation (base salary plus annual incentive) would be comparable to the 75th percentile total cash compensation of the competitive market as discussed earlier.

The specific performance criteria used for incentive compensation goals include the attainment of profit before tax objectives, achievement of quarterly financial plans and subjective functional and teamwork goals as determined by management. Functional goals include activities aimed at achieving revenue, bookings, expenses, schedule targets, etc. Teamwork goals include joint, cross functional activities and projects. The relative weighting of each factor depends on the executive's position within the Company's organizational structure. Typically, profit before tax objectives and quarterly financial plan targets account for 60% to 100% of the named executives' incentives; functional and teamwork goals account for 25% to 40% of the total incentive. In 1994, the Company did not achieve its profit before tax objective and therefore no incentive payments were made that were based on the Company's profit performance. Incentive payments that were made to certain named executives in 1994 reflect the attainment of individual functional and teamwork goals, and in the case of two named executives, include an extraordinary incentive payment for sales results.

Long-Term Incentives

The Committee believes that stock-based incentives provide the strongest link between the rewards earned by executives and the returns generated for shareholders. The Committee also believes that providing the potential for significant share ownership helps focus executive behavior on the long-term growth and strength of the organization. As such, the Committee has made significant stock option grants throughout the Company to focus all recipients on long-term growth and the enhancement of shareholder value. The Committee has generally observed that stock option grants comprise a significant portion of executive compensation in the high technology and computer related industries. Stock options represent the right to purchase the Company's stock at the fair market value of the Company's stock on the date of grant. Since the value ultimately realized from the option depends entirely on the future success of the Company and the growth of the stock price, an option serves to provide an incentive to the executive for years after it has been awarded.

The Committee has adopted formal stock option grant guidelines which will base annual option grants on the executive's base salary grade and individual performance factors. This practice will ensure that executives at similar organizational levels will have equal long-term incentive opportunities while allowing the Committee some discretion to augment awards as it feels appropriate to recognize significant individual accomplishments. In 1994, the Board granted 222,900 options to the named executives in accordance with the pre-established guidelines. The Committee granted one named executive an additional stock option award in recognition of his exceptional sales performance before his promotion to officer status. This same named executive and another named executive were each awarded an additional grant by the Committee to reward special achievement.

The Committee feels that executives act in the best interests of shareholders when they have a significant portion of their own wealth invested in the Company. As such, the Committee has also adopted formal stock ownership guidelines for the CEO and other executive officers who report directly to the CEO. The Committee believes that requiring executives to maintain a certain ownership interest in the Company complements the existing long-term incentive program in that once stock options are exercised, there is an added emphasis on retaining exercised shares and further enhancing shareholder value. The specific guidelines require that, by the end of 1996, the CEO acquire and maintain ownership of Company stock with a value equal to two times his current base salary; executives reporting directly to the CEO are required to acquire and maintain ownership of Company stock with a value equal to at least one-half their current base salaries. The committee is pleased to report that at the end of 1994 the CEO has far exceeded his ownership requirement, two named executives have met the requirement and two have made progress toward the goal.


Compensation for Mr. Fisher

Mr. Fisher's base salary was not increased in 1994. The Committee has positioned Mr. Fisher's base salary slightly above the market average of other high technology and computer related companies of similar size to the Company. The Committee intends to deliver most of Mr. Fisher's compensation in the form of annual cash-based incentives and long-term stock-based incentives that will deliver significant value to Mr. Fisher if and only if the Company achieves positive returns and the stock price appreciates over time.

To focus Mr. Fisher on the attainment of short-term financial results, the Committee awards a bonus equal to 5% of the Company's profit before taxes to Mr. Fisher as an incentive award on a quarterly basis. This formula approach ensures shareholders that an incentive payment will be made to Mr. Fisher only if the Company is profitable. In addition, this approach provides a consistent incentive to maximize profit each quarter. In 1994 no incentive payments were made to Mr. Fisher.

The Committee granted 103,300 stock options to Mr. Fisher in 1994 in accord with the Board's established annual guidelines. Mr. Fisher continues to have a significant portion of his personal wealth invested in the Company and he is well motivated to increase the overall value of the Company and to generate returns on behalf of all shareholders.

Other Compensation Matters

The Committee continues to evaluate the potential impact of the $1 million dollar deduction limitation set forth in 162(m) of the Internal Revenue Code of 1986, as amended, on executive pay which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The 1995 Long Term Performance Plan approved by the Board and being submitted for shareholder approval at the 1995 annual meeting is a performance-based plan, and therefore, any gains on stock options should not be subject to the $1 million dollar limit. The Committee believes this action adequately protects the deduction for executive compensation. However, the Committee will continue to evaluate the Company's potential exposure to the deduction limitation on an annual basis.

In conclusion, the Committee feels that all pay programs are reasonable and appropriate given the Company's industry, size and organizational structure. Base salary and incentive programs provide features to attract, retain and motivate executives to enhance the performance of the Company from year to year. The stock option grants provide a significant incentive to executives to undertake policies and actions to enhance the overall value of the organization well into the future.


The Compensation Committee
of the Board of Directors

D. O. Anderson, Chairman
C.D. Ferguson
K. G. Fisher







The following chart depicts the Company's performance for the five year period ending December 31, 1994, as measured by total shareholder return on the Company's Common Stock compared with the total return of the Standard & Poors 500 Composite Index and the Standard & Poors Computer Systems Index.

!-------------------------------------------------------------------------- !
!NOTE:  In the Company's printed version of the Proxy, a graph              !
!is included in this space portraying the Company's common stock performance! !versus the performance of the S&P 500 and the S&P Computer Systems Index !
!The graph is based on the following data points:                           !
!                                                                           !
!                                                                           !
!                      1989    1990      1991      1992     1993    1994    !
!                  --------  ------   --------  -------  -------  ------    !
!Encore Computer                                                            !
! Corporation       $100.00  $ 27.99  $  37.13  $ 60.01  $165.68  $142.82   !
!S&P 500 Index       100.00    93.44    118.02   123.29   131.99   129.96   !
!S&P Computer                                                               !
! Systems Index      100.00   109.07     93.28    65.76    67.06    85.68   !
!                                                                           !
!                                                                           !
! * This chart assumes the investment of $100 in the Company's              !
! Common Stock, the S&P 500 Index and the S&P Computer Systems              !
! Index on December 31, 1989.                                               !
!---------------------------------------------------------------------------!


The Report of the Compensation Committee on Executive Compensation and Comparison of Five Year Cumulative Total Shareholder Return above shall not be deemed to be "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission.


Directors' Compensation

The Board of Directors has fixed the compensation of non-officer directors at $2,500 per board meeting attended in person. No compensation is paid for meetings held by telephone conference. A total of $10,000 was paid to Mr. Anderson for meetings attended during fiscal 1994. Mr. Ferguson and Dr. Fedor have waived payment to them of fees for attendance at board meetings. Directors who are also officers of the Company receive no compensation for serving as directors. During the past fiscal year, the Company has also reimbursed certain of its directors for reasonable out-of-pocket expenses relating to attendance at Board and Committee meetings.


Certain Relationships and Related Transactions

Financing by Gould
During 1993, the Company recorded significant quarterly operating losses and as a result reported a capital deficiency throughout the year. Additionally, due to the operating losses incurred, the Company was unable to generate sufficient levels of cash through operating activities to fund the business. Cash requirements were provided by additional borrowings made under a revolving credit facility with Gould. Gould has provided the Company with its revolving loan facility since 1989. On October 3, 1993, the Company's borrowings under the agreement exceeded the maximum allowed by the terms of the agreement. Subsequent to October 3, 1993, Gould allowed the Company to borrow funds in excess of the agreement's maximum limit to fund its daily operations and during the fourth fiscal quarter the Company began negotiations with Gould to significantly recapitalize the Company. At December 31, 1993, borrowings were $26,924,000 in excess of the loan's maximum borrowing limit.

On February 4, 1994, the Company and Gould agreed to exchange indebtedness owed by the Company to Gould for Series E Stock. The indebtedness exchanged was the $50,000,000 term loan and $50,000,000 borrowed under the revolving credit agreement. Upon completion of the exchange, borrowings under the revolving loan agreement were $19,134,000, or $15,866,000 below the maximum borrowing limit of the credit facility.

In exchange for cancellation of indebtedness, the Company issued to Gould 1,000,000 shares of Series E Stock. Terms of the Series E Stock are included in Note J of Notes to Consolidated Financial Statements and incorporated herein by reference. As a result of this transaction, (i) the Company reduced debt by $100,000,000 and related interest expense by approximately $7,000,000 per year and (ii) the beneficial ownership position of Gould and EFI changed from 34.4% and 27.6%, respectively to 50.3% and 20.9%, respectively.

Further, on April 11, 1994, the Company and Gould agreed to amend and restate the existing revolving loan agreement by increasing the maximum borrowing limit of the agreement to $50,000,000 and extending its maturity date to April 16, 1996. The terms and conditions of the agreement are essentially unchanged except certain financial covenants contained in the agreement were modified to more closely reflect the Company's then current financial position.

The February 4, 1994 exchange of equity for indebtedness eliminated the Company's capital deficiency and provided tangible net worth in excess of minimum requirements for inclusion into the Nasdaq National Market. On March 18, 1994, Encore was reinstated into the system and the Company's common stock began trading under the symbol ENCC.

Due to continued operating losses since February 4, 1994 and the need to increase its investment in working capital for the introduction of its new storage product, the Company exceeded the revolving loan agreement's $50,000,000 maximum borrowing amount on September 6, 1994. From September 6, 1994 until December 21, 1994 Gould allowed the Company to borrow additional funds in excess of the agreement's maximum limit. On December 21, 1994, the Company and Gould entered into an Uncommitted Loan Agreement. Under this agreement Gould may provide the Company with up to $55,000,000 of additional borrowings to be used for among other things the repayment of principal and interest incurred under the revolving loan agreement. Upon completion of the agreement, the Company used the facility to repay those borrowings in excess of the revolving loan agreement's maximum. At December 31, 1994, borrowings under the revolving loan agreement and uncommitted loan agreement were $50,000,000 and $38,421,000, respectively. The terms of the uncommitted loan are included in Note G of Notes to Consolidated Financial Statements and incorporated herein by reference.

In conjunction with the uncommitted loan agreement, Gould provided the Company with statements affirming they would not exercise certain remedies with respect to various defaults: (i) under the Amended and Restated Loan Agreement dated March 31, 1992, (ii) under the terms of the Series B Convertible Preferred Stock and (iii) under the terms of the Intellectual Property License dated January 28, 1991, until after January 31, 1995.

As of March 17 1995, Gould cancelled $50,000,000 of indebtedness owed to it by the Company under the revolving loan agreement in exchange for 500,000 shares of the Company's Series F Stock with a liquidation preference of $50,000,000. The terms of the Series F Stock are included in Note L of Notes to Consolidated Financial Statements and incorporated herein by reference.

In conjunction with the above described exchange, the Company and Gould also entered into an Amended and Restated Credit Agreement (the "Credit Agreement"). The Credit Agreement provides the Company with an additional committed borrowing facility of
$25,000,000. The amendment increases the maximum committed borrowing limit under the Credit Agreement from $55,000,000 to $80,000,000. On the Closing Date, the Company had incurred borrowings under the Agreement of $55,000,000 and had available a committed, unused credit facility of $25,000,000.

The Credit Agreement matures on April 16, 1996. Borrowings are collateralized by substantially all of Encore's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Interest is based on the length of time the loan is outstanding beginning at the prime rate plus 1% and increasing to prime rate plus 2% for amounts outstanding for more than 180 days. In conjunction with the execution of the Credit Agreement, Gould provided the Company with waivers of compliance with certain terms contained in the agreement until January 1, 1996.

In addition to the above described events, the Company and Gould also agreed to the following: (i) the Encore period of exclusive use under the Intellectual Property License shall not terminate prior to June 30, 1995, and (ii) Gould shall not vote its shares of the Series B or take any other action as a holder of the Series B to elect a majority of the directors of the Company before September 30, 1995. A complete discussion of the agreement to extend the Encore exclusive use period under the terms of the Intellectual Property License is included in Note I of Notes to Consolidated Financial Statements and incorporated herein by reference. A discussion regarding the Series B Stock is included in Note L of Notes to Consolidated Financial Statements and incorporated herein by reference.

The following tables display the beneficial ownership of Japan Energy Corporation through its wholly owned subsidiaries Gould and EFI in the Company before the March 17, 1995 transaction as of December 31, 1994 and on a pro forma basis after the transaction as of December 31, 1994:


                         Before the Exchange of
                        Indebtedness for Series F
                          as of December 31, 1994

                   Debt (1)              Beneficial Ownership (2)
                 ($000's)  % of total     Shares    % of total
                ---------  ---------   -----------  --------
Gould           $  88,421   98.9%       67,232,892   49.9%
EFI(3)                  -       -       28,310,092   21.0
Other               1,023    1.1        39,224,705   29.1
                 --------  ------      -----------  ------
Total            $ 89,444  100.0%      134,767,689  100.0%
                 ========  ======      ===========  =======



                           After the Exchange of Indebtedness for Series F
                                Pro Forma as of December 31,1994

                              Debt (1)            BeneficialOwnership (4)
                        ($000's)    % of total    Shares       % of total
                       ---------   --------       ----------   ---------
Gould                  $  38,421   97.4%           82,617,508     55.0%
EFI(3)                       -       -             28,310,092     18.9
Other                      1,023    2.6            39,224,705     26.1
                        --------  ------          -----------   -------
Total                   $ 39,444  100.0%          150,152,305    100.0%
                        ========  ======          ===========    ======

(1)  Includes both current and long-term portion of debt.
(2) Includes 92,580,961 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock and Series E Stock after payment of all dividends payable through January 15, 1995 as well as shares which may be acquired within sixty days after December 31, 1994 by exercise of outstanding stock options.
(3) EFI, like Gould, is a wholly owned subsidiary of Japan Energy Corporation. Its ownership consists solely of Series D Stock whose conversion to common stock is limited by the terms of the stock as discussed in Note (4) below.
(4) Includes 107,965,576 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, Series E Stock, and Series F Stock as well as shares which may be acquired within sixty days after December 31, 1994 by exercise of outstanding stock options. The Series D, Series E and Series F Stock is convertible by a United States citizen or a corporation or other entity owned in the majority by a United States shareholder or in connection with an underwritten public offering.


In connection with the exchange of indebtedness for both the Series E and Series F Stock by Gould the United States Defense Investigative Service ("DIS") has indicated no objection to the relationships under the United States government requirements relating to foreign ownership, control or influence between the Company, Japan Energy (a Japanese corporation) and its wholly owned subsidiaries (EFI and Gould).

Since 1989, Japan Energy and its wholly owned subsidiaries, Gould and EFI, have been the principal source of the Company's financing by either directly providing or guaranteeing the Company's loans. Each of the Company's debt agreements with Japan Energy and its wholly owned subsidiaries have contained various covenants including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Currently and at various times in the past, the Company has been in default of certain covenants contained in the debt agreements but waivers of compliance with those covenants have been obtained and, generally, the Company has been able to successfully renegotiate favorable terms with its creditor. To continue operating in the normal course of business, the Company is and will remain dependent on the continued financial support of Japan Energy and its subsidiaries. Until such time as the Company returns to a state of sustained profitability, Encore will be unable to secure funding from other parties and/or generate sufficient levels of cash through operations to meet the needs of the business.



                APPROVAL OF AMENDMENT TO ARTICLE FOURTH
             OF THE COMPANY'S CERTIFICATE OF INCORPORATION

On April 20, 1995, the Board of Directors voted to propose and declare advisable an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 150,000,000 shares to 200,000,000 shares.

As  of  December  31, 1994, there were (i) 34,076,124  shares  of
Common  Stock  issued  and outstanding (ii) 4,545,719  shares  of
Common Stock reserved for issuance under the Company's stock purchase plan, (iii) 10,111,972 shares reserved for issuance on the exercise of outstanding stock options as well as 9,251,331 shares reserved for issuance on the exercise of stock options to be granted in future periods, (iv) 7,364,100 shares reserved for issuance upon conversion of the outstanding shares of Series A Stock, (v) 20,506,246 shares reserved for issuance upon conversion of the outstanding shares of Series B Stock, (vi) 31,378,062 shares reserved for issuance upon conversion of the outstanding shares of Series D Stock (vii) 32,073,262 shares reserved for issuance upon conversion of the outstanding shares of Series E Stock, and (viii) 16,423,626 shares allocated for issuance upon conversion of additional outstanding shares of Preferred Stock which may be issued as dividends through 1998. Additionally, as of March 17, 1995 the Company and Gould agreed among other things to exchange $50,000,000 of indebtedness owed to Gould by the Company for 500,000 shares of the Company's Series F Stock with a liquidation preference of $50,000,000. The terms of the Series F Stock require the Company to reserve sufficient shares of Common Stock to allow for the potential conversion of the Series F Stock at a price of $3.25 per share of Common Stock. In this connection, the Company has reserved 15,384,615 shares for issuance upon conversion of the Series F. See "Certain Relationships and Related Transactions" and "Information Incorporated by Reference" for further details of this transaction. Completion of this transaction was neither contingent nor conditional upon shareholder approval of the increase in the number of authorized shares of Common Stock. These reservations of shares, together with the shares of Common Stock already outstanding, would exceed the currently authorized shares of Common Stock by 31,115,057 shares.

The Board of Directors has determined that an increase in authorized shares of Common Stock is necessary in order to meet the commitments and plans described above and to enhance the Company's flexibility in connection with possible future actions, such as stock dividends, financings, corporate mergers, acquisitions of property and services, use in employee benefit plans or other corporate purposes. The shares would be available for issuance without further action by the holders of Common Stock. The Company has no present intention, however, of issuing the increased number of authorized shares of Common Stock other than in connection with the commitments and plans described above. The amendment would increase the number of shares of Common Stock available for issuance by the Company but would have no effect on the terms of the Common Stock or the rights of the holders of the Common Stock. Shareholders do not have and will continue not to have pre-emptive rights. The amendment would not affect the number of authorized shares of the Company's Preferred Stock.

Although management is not currently aware of any effort by any person to gain control of the Company, in the event of such an effort, the authorized but unissued shares of Common Stock could be used to make a change in control of the Company more difficult. Under certain circumstances such shares could be used to create voting impediments to deter persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold in public or private transactions to purchasers who might side with the Board of Directors in opposing a takeover bid which the Board of Directors determines not to be in the best interests of the Company and its shareholders. The amendment might have the effect of discouraging an attempt by another person, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

The Board of Directors recommends a vote "FOR" this proposal. It is intended that the enclosed proxy will be voted "FOR" this proposal (unless the proxy indicates to the contrary) and in favor of adjournment of the Annual Meeting in order to permit further solicitation of proxies with respect to the proposed amendment if sufficient votes in favor of the amendment have not been received.

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for the approval of the amendment to Article Fourth of the Company's
Certificate of Incorporation.


              APPROVAL OF THE LONG TERM PERFORMANCE PLAN

In order to create incentives for superior performance, to link compensation to total stockholder returns and to facilitate the retention by the Company and its subsidiaries of valued directors, consultants, executive officers and other key employees, on January 19, 1995 the Board adopted the Company's 1995 Long Term Performance Plan (the "Performance Plan"), subject to the approval of the stockholders of the Company.

The Performance Plan is intended to provide for a community of interest between the Company's directors, certain consultants and key employees and the Company's stockholders and enable the Company to attract and retain individuals of outstanding ability. The Performance Plan has been adopted to replace (a) the Company's 1983 Incentive Stock Option Plan, as amended (the "ISO Plan"), which, prior to its expiration (except as to the administration of outstanding option grants) in 1993, provided for the grant of options to purchase Common Stock to employees which were intended to qualify as "incentive stock options"
("ISOs")  within  the  meaning of Section  422  of  the  Internal
Revenue Code of 1986, as amended (the "Code"), and (b) the Company's 1985 Nonqualified Stock Option Plan (the "NQO Plan" and, together with the ISO Plan, the "Prior Plans") which provides for the grant of options to purchase Common Stock which do not qualify as ISOs ("NQOs") to employees, directors, and consultants to the Company. Following and contingent upon approval of the Performance Plan by stockholders, no further grants of NQOs shall be made under the NQO Plan The shares of Common Stock currently reserved for issuance under the Prior Plans will be reserved for issuance under the Performance Plan. No additional shares are currently being reserved.

Stockholder approval of the Performance Plan is required by the terms of the plan and is sought to meet the stockholder approval requirement of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, which, in the case of certain stock plans which have been approved by stockholders, prevents the grant of options to directors, officers and certain other affiliates from being deemed "purchases" for purposes of the profit recapture provisions of Section 16(b) of the Exchange Act.

The Board recommends a vote "FOR" this proposal because it believes that stock-based incentives are an effective means of attracting, retaining and rewarding directors, consultants, officers and other key employees and closely aligning their interests with those of the stockholders. It is intended that shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve the Performance Plan and may be voted to approve adjournment of the meeting in order to permit further solicitation of proxies with respect to the proposal, if sufficient votes approving the Performance Plan have not been received.

The  affirmative vote of the holders of a majority of the  Common
Stock present or represented at the meeting and voting on such matter is required for approval of the 1995 Long term Performance
Plan.

A summary description of the 1995 Long Term Performance Plan is as follows:

All  directors  (currently five), executive  officers  (currently ten), and other executives and selected employees (now approximately 837) will be eligible to participate in the
Performance Plan. The Performance Plan provides that only a committee consisting of "disinterested directors" (within the meaning of Exchange Act Rule 16b-3) and/or "outside directors" (within the meaning of Code Section 162(m)), as applicable, may select, and grant stock options or other awards under the Performance Plan to participants who are subject to Section 16 of the Exchange Act and/or who are "covered employees" within the meaning of Section 162(m) of the Code. The current Compensation Committee (to which the Board has delegated all authority to administer the Performance Plan with respect to all persons who are not directors of the Company) and current Directors Option Committee (to which the Board has delegated all authority to administer the Performance Plan with respect to all persons who are directors of the Company, including directors who are also executive officers) satisfy these requirements.

The Compensation Committee of the Board will review and act on all Performance Plan grants and awards for executive officers who are not also directors (those subject to Section 16 of the Exchange Act) and the Compensation Committee may delegate to the chief executive officer and to other senior officers of the Company the authority to make grants and awards under the
Performance Plan to other eligible employees. The term "Committee" where used below without further identification means the applicable committee designated to administer the Performance Plan with respect to a particular class of participants and awards granted thereto under the Performance Plan.

In administering the Performance Plan, the Committee has the power to interpret its provisions and to promulgate, amend, and rescind rules and regulations for its administration. The powers of the Committee include designating participants and awards made, establishing performance goals and plans, determining vesting and exercisability restrictions and waiving any or all restrictions which may initially attach to any award. The Board is authorized to amend the Performance Plan, except that it may not increase the maximum number of shares for which awards may be made without stockholder approval or make other specified amendments. Awards of stock may be subject to restrictions established by the Committee.

The Performance Plan permits the grant of any form of stock option, stock appreciation right, or other stock award whether granted singly or in combination. One or more stock options can be granted to any participant. No individual participant may receive, under the Performance Plan, stock options or stock appreciation rights ("SARs") the aggregate of which shall exceed 1,200,000 shares. ISOs will be granted at not less than 100% of the value of the Common Stock on the date of grant as determined in accordance with procedures established in good faith by the Committee and in compliance with Section 422 of the Code ("fair market value"). It is expected that options and SARs will be granted for periods of 10 years or less and can continue in effect after termination of employment in certain specified circumstances. Up to $100,000 of ISOs based on fair market value on date of grant may become exercisable for the first time in a calendar year, per optionee, in compliance with Section 422 of the Code.

The Performance Plan also provides for annual formula grants of stock options to each member of the Board who is not an employee of the Company or any of its affiliates (the "Non-Employee Directors"). On the first business day following the annual stockholders meeting each year, commencing with the 1995 annual meeting of stockholders, each Non-Employee Director shall receive an option exercisable for the purchase of 5,000 shares of Common Stock at a price equal to 100% of the fair market value on the date of grant and subject to such other terms and conditions, not inconsistent with the terms of the Performance Plan, as the Committee shall include in an award agreement.

In addition to the foregoing types of awards, the Performance Plan permits the Committee to grant such other award forms as shall be consistent with the purposes of the plan within the limits of the plan. The duration of the Performance Plan will be ten years, subject to earlier termination by the Board.

If approved by stockholders, the Board has authorized for issuance under the Performance Plan the number of shares of the Common Stock (the "Share Limit") which is equal to 24,000,000 shares (the total number of shares authorized for issuance under either of the Prior Plans as approved by the stockholders) less the number of shares issued or reserved for issuance under options granted pursuant to the Prior Plans plus any shares subject to outstanding options under the Prior Plans which are terminated or expire unexercised. As 4,387,617 shares had been issued pursuant to options granted under the Prior Plans as of December 31, 1994, the maximum number of shares of Common Stock which could thereafter be issued under the Performance Plan assuming all shares subject to options issued pursuant to the Prior Plans were either cancelled or expired unexercised, is 19,612,383 shares, which is 57.6% of the shares of the Common Stock outstanding on December 31, 1994. The closing bid for the Common Stock on the Nasdaq National Market on that date was $3.0625 per share. Included in the Share Limit are shares of Common Stock withheld by the Company in connection with the exercise of any stock option or other award to satisfy tax withholding requirements or to pay the exercise price of stock options or awards. Stock related to awards that are forfeited, terminated, expire unexercised, or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant, or exchange awards that do not involve stock, shall immediately become available for awards and will not be included within the Share Limits, provided, in the case of shares reacquired by the Company pursuant to a repurchase right, the holder thereof did not receive any benefits with respect to the ownership thereof other than voting rights. All stock-based awards and awards denominated in stock (whether payable in stock or cash) are subject to these limits.

No other benefit or amounts have been allocated under the Performance Plan, nor are such benefits or amounts now determinable, other than the formula annual option grants to Non-Employee Directors described above and as set forth in the following table:

 Name                    Dollar Value (1)    Number of Shares
- ------------------       ----------------   -----------------
Daniel O. Anderson            $0                   5,000


(1)   Stock options to be granted during 1995 will be granted  at
the   then   market  value  of  the  underlying   common   stock.
Accordingly, no benefit shall be realized at the time of issuance.


For comparison purposes, please refer to the grants and awards that were made under the Company's Prior Plans in the last completed fiscal year, shown in the Option Grants for the Year
Ended December 31, 1994 table set forth above.

There is currently no accounting charge to the income of the Company in connection with the grant or exercise of a stock option; most other Performance Plan awards do require such a charge. Stock Appreciation Rights ("SAR") result in such a charge when the market value of the shares to which the SAR grants relate exceeds the exercise price at which the SARs were granted. Charges for awards other than stock options are not expected to be a material expense to the Company.

The Performance Plan has been designed to meet the requirements of Section 162(m) of the Code for stock options and SARs and to provide flexibility for certain other awards to so qualify.

Under the Code, as presently in effect, an optionee will not be deemed to receive any income for federal income tax purposes at the time an option, a purchase authorization or SAR is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option, a purchase authorization or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

      1. In the case of an exercise of a NQO or purchase authorization, the optionee will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the exercise date.

      2. In the case of an exercise of an SAR, the optionee will recognize ordinary income on the exercise date in the amount equal to any cash and unrestricted shares, at fair market value, received.

      3. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair  market  value  of  the stock will not  be  taxable  to  the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

      4. In the case of ISOs, there is no tax liability at time of exercise. However, the excess of the fair market value of the stock on the exercise date over the option price is included in the optionee's income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the optionee will realize a long-term capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply to the amount of any gain at sale or exercise, whichever is less, and the balance of any gain or any loss will be treated as capital gain or loss (long-term or short-term, depending on whether the shares have been held for more than one year).

     5. Upon exercise of a NQO, a purchase authorization or SAR, the award of stock, or the recognition of income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by the employee. The Company does not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to the Award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

      6. The Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to stock options and stock appreciation rights granted under the Performance Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit.

The  foregoing  is  a  general  summary  of  federal  income  tax
considerations  only  and  does  not  purport  to  be   complete.
References  are made to the applicable sections of  the  Internal
Revenue Code.





                         APPROVAL OF AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company for the year ending December 31, 1995, and is submitting the selection to the shareholders for approval. The Board of Directors recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve such selection.

Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.


                             OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be required to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.


                   PROPOSALS FOR 1996 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal office in Fort Lauderdale, Florida, Attention: T. Mark Morley, Secretary, not later than January 12, 1996, for inclusion in the proxy statement for that meeting.


                              By order of the Board of Directors


                                T.MARK MORLEY
                                T. Mark Morley, Secretary

May 13, 1995


THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THEIR PROXIES.


Information Incorporated by Reference

The following Information is incorporated by reference in this Proxy Statement from the Company's 1994 Annual Report, which accompanies this Proxy Statement:

(1) the Company's Consolidated Financial Statements, including the Notes thereto and the Report of Independent
Accountants;

(2)  the Selected Financial Data; and

(3) Management's Discussion and Analysis of Financial Condition and Results of Operations.

- -------------------------------------------------------------------------
!NOTE:   THE FOLLOWING ARE THE PROXY CARDS WHICH WILL BE USED BY        !
!        THE COMPANY IN ITS MAILING TO SHAREHOLDERS.  THERE IS ONE CARD !
!        WHICH WILL BE USED FOR GOULD INC. AND ONE CARD WHICH WILL      !
!        BE USED FOR ALL OTHER SHAREHOLDERS                             !
!-----------------------------------------------------------------------!


                         (Front of Card)

P                        SOLICITED BY THE BOARD OF DIRECTORS
R
O                          ENCORE COMPUTER CORPORATION
X
Y               ANNUAL MEETING OF STOCKHOLDERS - June 27, 1995


The undersigned hereby appoints Kenneth G. Fisher and Rowland H. Thomas, Jr., and each of them, with power of substitution, proxies for the undersigned and authorizes them, and each of them, to represent and vote, as designated, all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N. W. 69th Avenue, Fort Lauderdale, Florida at 1:30 P.M. (local time) on Tuesday, June 27, 1995 and at any adjournments or postponements of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement. If no direction is given, this proxy will be voted FOR proposals 1, 2, 3 and 4.


         IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE
                       (SEE  REVERSE SIDE)


                          (Back of Card)
_X_  Please mark votes as in this example.

The Board recommends a vote FOR proposals 1 through 4.

1.   To fix the number of directors at five (5) and to elect
three  (3) directors.  (Under the Company's Certificate   of
Incorporation, Gould Electronics, Inc.,  as  the  holder  of all  the  outstanding  Series  A  Convertible  Participating
Preferred   Stock of the Company, is entitled to  elect  the
other  two  directors.)  See pages 4 through 7 of the  Proxy
Statement.
Nominees:  Kenneth G. Fisher, Daniel O. Anderson and Rowland
H. Thomas, Jr.
                     FOR ALL                         WITHHELD FROM ALL
       ___________ NOMINEES            ______________NOMINEES

_____
|____|
_______________________________________________________
(Instruction: To withhold authority for a specific nominee, mark box on the line above and write the nominee's name in the space provided.)


2.To  amend  the Company's Certificate of Incorporation
  to increase the number of shares of authorized Common
  Stock   to   200,000,000  shares  from  the   current
  authorization of 150,000,000 shares.   See  pages  19
  through 21 of the Proxy Statement.

_______________FOR  _______________AGAINST___________ABSTAIN


3.  To approve the adoption of the 1995 Long Term
Performance Plan.  See page 21 through 24 of the Proxy
Statement.


_______________FOR  _______________AGAINST___________ABSTAIN




4.  To approve the selection by the Board of Coopers &
Lybrand L.L.P. as the Company's independent auditors for its fiscal year ending December 31, 1995. See page 23 of the Proxy Statement.

 _______________FOR  _______________AGAINST___________ABSTAIN





MARK HERE _____FOR ADDRESS CHANGE AND NOTE ATRIGHT________________________

Please sign exactly as your name appears
on your stock certificate.         Signature:____________________Date_______

If you are signing on behalf of a
corporation as an officer,or as a
general partner of a partnership,
or acting as attorney,executor,    Signature:____________________Date_______
trustee, fiduciary, administrator,
guardian or in any other
representative capacity,
sign name and title.



PROXY FOR GOULD ELECTRONICS INC.


               SOLICITED BY THE BOARD OF DIRECTORS

                   ENCORE COMPUTER CORPORATION

         ANNUAL MEETING OF STOCKHOLDERS - June 27, 1995


The undersigned hereby appoints Kenneth G. Fisher and Rowland H. Thomas, Jr., and each of them, with power of substitution, proxies for the undersigned and authorizes them, and each of them, to represent and vote, as designated, all of the shares of Common Stock and Series A Convertible Participating Preferred Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N. W. 69th Avenue, Fort Lauderdale, Florida at 1:30 P.M. (local time) on Tuesday, June 27, 1995 and at any adjournments or postponements of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.



     1.   To   vote  all  shares of the Company's  Series  A
     Convertible Participating Preferred Stock held by the undersigned to elect C. David Ferguson and Robert J.
     Fedor directors of the Company.


     ____________FOR  _______________AGAINST __________ABSTAIN


     2. To fix the number of directors at five (5) and elect three (3) directors for the ensuing year, to vote all shares of the Company's Common Stock owned by the undersigned pro rata in accordance with the votes cast by the other stockholders at the Annual Meeting. See pages 4 through 7 of the Proxy Statement.


     ____________FOR  _______________AGAINST __________ABSTAIN




     3. To amend the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock to 200,000,000 shares from the current authorization of 150,000,000 shares, to vote all shares of the Company's Common Stock owned by the undersigned pro rata in accordance with the votes cast by the other stockholders at the Annual Meeting. See pages 19 through 21 of the Proxy Statement.

     ____________FOR  _______________AGAINST __________ABSTAIN


     4.  To approve the adoption of the 1995 Long Term
     Performance Plan, to vote all shares of the Company's
     Common Stock owned by the undersigned pro rata in accordance with the votes cast by the other stockholders at the Annual Meeting. See page 21 through 24 of the Proxy Statement.


     ____________FOR  _______________AGAINST __________ABSTAIN


     5.  To approve the selection by the Board of Coopers &
     Lybrand L.L.P. as the Company's independent auditors for its fiscal year ending December 31, 1995, to vote all shares of the Company's Common Stock owned by the undersigned pro rata in accordance with the votes cast by the other stockholders at the Annual Meeting. See page 23 of the Proxy Statement.

    _______________FOR   _______________AGAINST _________ABSTAIN




GOULD ELECTRONICS INC.


Dated:______________,1995     By:___________________________

                              Title:____________________________